As filed with the Securities and Exchange Commission on January 8, 2024.

Registration No. 333-274786

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO FORM S-11

FOR REGISTRATION

UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GENERATION INCOME PROPERTIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

David Sobelman

President and Chief Executive Officer

401 East Jackson Street, Suite 3300

Tampa, Florida 33602

813-448-1234

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

With copies to:

Curt Creely, Esq.

Carrie Long, Esq.

FOLEY & LARDNER LLP

100 North Tampa Street, Suite 2700

Tampa, FL 33602

Tel: (813) 229-2300

Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses as set forth below.

•

Distribution Prospectus: A prospectus to be used for the distribution of 2,617,446 shares of common stock (the “Distribution Shares”) of Generation Income Properties, Inc., a Maryland corporation (the “Company”), by Modiv Operating Partnership, L.P., a Delaware limited partnership (“Modiv OP”), to the holders of Class C units of Modiv OP, including Modiv Inc., now known as Modiv Industrial, Inc. (“Modiv”), and the subsequent distribution by Modiv to the holders of its common stock, which we refer to as the “Distribution Prospectus.”

•	Resale Prospectus: A prospectus to be used for the resale by a selling shareholder of up to 177,151 shares of common stock of the Company, which we refer to as the “Resale Prospectus.”

The number of Distribution Shares included in the Distribution Prospectus is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the record date for the distribution due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the distribution. Any net increase in the number of Distribution Shares included in the Distribution Prospectus will result in a one-for-one share decrease in the number of shares of the Company’s common stock included in the Resale Prospectus. Any net decrease in the number of Distribution Shares included in the Distribution Prospectus will result in a one-for-one share increase in the number of shares of the Company’s common stock included in the Resale Prospectus. In no event will the number of shares of the Company’s common stock included in the Distribution Prospectus and the Resale Prospectus exceed 2,794,597 shares, in the aggregate. All references to the number of Distribution Shares included in the Distribution Prospectus and the number of shares included in the Resale Prospectus are therefore subject to adjustment pursuant to the foregoing.

The Resale Prospectus is substantively identical to the Distribution Prospectus, except for the following principal points:

•	they contain different outside front covers;

•	they contain different outside back covers;

•	they contain different Offering sections in the Prospectus Summary section;

•	they contain different Use of Proceeds sections;

•	a Selling Shareholders section is included in the Resale Prospectus;

•	they contain different Plan of Distribution sections; and

•	a Material U.S. Federal Income Tax Consequences of the Distribution section is included in the Distribution Prospectus.

We have included in this Registration Statement, a set of alternate pages after the back cover page of the Distribution Prospectus, which we refer to as the “Alternate Pages,” to reflect the foregoing differences in the Resale Prospectus as compared to the Distribution Prospectus. The Distribution Prospectus will exclude the Alternate Pages and will be used for the issuance of the Distribution Shares to holders of Modiv OP Class C units, including Modiv, and the subsequent distribution of Distribution Shares by Modiv to the holders of its common stock. The Resale Prospectus will be substantively identical to the Distribution Prospectus except for the addition or substitution of the Alternate Pages and will be used for the offering of the Resale Shares by the selling shareholder.

The information in this prospectus is not complete and may be changed. We may not issue these shares of common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2024

PRELIMINARY PROSPECTUS

GENERATION INCOME PROPERTIES, INC.

2,617,446 SHARES OF COMMON STOCK

This prospectus relates to the distribution (the “Distribution”) of 2,617,446 shares of our common stock (the “Distribution Shares”) by Modiv Operating Partnership, L.P., a Delaware limited partnership (“Modiv OP”) to the holders of Class C units of Modiv OP, including Modiv Inc., now known as Modiv Industrial, Inc. (“Modiv”), and the subsequent distribution by Modiv to the holders of its common stock. The Distribution Shares consist of 2,617,446 of the 2,794,597 shares of our common stock issuable upon redemption of 2,400,000 outstanding shares of our Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), from Modiv OP in a private placement transaction (the “Redemption”). The Redemption is at our option, subject to the satisfaction of conditions set forth in our Articles Supplementary for the Series A Preferred Stock. See “Background of the Portfolio Acquisition” for more information.

We are not selling any securities in this offering, and therefore will not receive any proceeds from the Distribution of the Distribution Shares by Modiv OP, and the subsequent distribution by Modiv.

Modiv OP will distribute the Distribution Shares held by it at a rate of 0.28 shares of the Company’s common stock per share of Modiv common stock and per Class C unit of Modiv OP outstanding (the “Distribution Ratio”) as of 5:00 p.m., New York City time, on January 17, 2024, the record date for the Distribution, which we refer to as the “Record Date,” subject to the beneficial ownership limitations in our charter. The number of Distribution Shares is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the Record Date due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the Distribution. Fractional shares of our common stock will not be distributed in the Distribution and any fractional amounts will be rounded down. The estimated distribution date for the Distribution is expected to be January 31, 2024, provided that Modiv OP and/or Modiv may at any time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, subject to the terms and conditions of the Purchase Agreement (as defined in the “Prospectus Summary — Portfolio Update” section of this prospectus). See “Background of the Portfolio Acquisition” for more information.

By separate prospectus (the “Resale Prospectus”), we have registered the offer and resale by a selling shareholder of up to 177,151 shares of our common stock (the “Resale Shares”), which consists of certain shares of our common stock issuable to such selling shareholder pursuant to the Redemption.

Sales of the shares of our common stock registered in this prospectus and the Resale Prospectus will result in two offerings taking place concurrently, which might affect price, demand, and liquidity of our common stock.

We have agreed to pay the expenses of the registration of the shares of our common stock offered by this prospectus.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GIPR”. The closing price of our common stock on Nasdaq on January 5, 2024 was $3.98 per share.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 7 of this prospectus and the documents that are incorporated by reference into this prospectus including our Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of certain risk factors you should consider before investing.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and are subject to reduced public company reporting requirements. See “Jumpstart Our Business Startups Act” contained herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024.

ABOUT THIS PROSPECTUS

In this prospectus, references to the “Company,” “we,” “us,” “our” or similar terms refer to Generation Income Properties, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Generation Income Properties, L.P., a Delaware limited partnership, which we refer to as our operating partnership (the “Operating Partnership”). As used in this prospectus, an affiliate, or person affiliated with a specified person, is a person that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we, nor anyone working on our behalf, are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

MARKET DATA

We use market data and industry forecasts and projections throughout this prospectus and in the documents incorporated by reference into this prospectus. We have obtained substantially all of this information from independent industry sources and publications as well as from research sources prepared by third party industry sources. Any forecasts are based on data (including third party data), models and experience of various professionals, and are based on various assumptions, all of which are subject to change without notice. In addition, we have obtained certain market and industry data from publicly available industry publications. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this prospectus and the documents incorporated by reference into this prospectus that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “continue,” “could,” “might,” “potential,” “predict,” “should,” “will,” “would,” and similar expressions or statements regarding future periods or the negative of these terms are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this prospectus and documents incorporated by reference into this prospectus.

The forward-looking statements included in this prospectus and documents incorporated by reference into this prospectus are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements.

Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash available for distribution, cash flows, liquidity and prospects include, but are not limited to, the factors referenced under the caption “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward- looking statements included or incorporated by reference in this prospectus. All forward-looking statements are made as of the date of this prospectus and the risk that actual results will differ materially from the expectations expressed in this prospectus will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this prospectus will be achieved.

PROSPECTUS SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all the information that you should consider before deciding whether to invest in our securities. You should read this entire prospectus and the documents incorporated by reference in this prospectus carefully, including the information contained in or referred to under the caption “Risk Factors” beginning on page 7 in this prospectus, and our consolidated financial statements and the notes to those statements incorporated by reference in this prospectus, before making an investment decision.

Our Company

We are an internally managed real estate investment trust focused on acquiring and managing income-producing retail, office and industrial properties net leased to high quality tenants in major markets throughout the United States. With interest rates continuing to rise, we believe our focus on owning properties leased to investment grade or creditworthy tenants with short term leases provide attractive risk adjusted returns through current yields, long term appreciation and tenant renewals.

We believe that single-tenant commercial properties, as compared with shopping centers, malls, and other traditional multi-tenant properties, offer a distinct investment advantage since single-tenant properties generally require less management and operating capital and have less recurring tenant turnover than do multi-tenant properties.

Given the stability and predictability of the cash flows, many net leased properties are held in family trusts, providing us an opportunity to acquire these properties for tax deferred units while giving the owners potential liquidity through the conversion of the units for freely tradable shares of stock.

We have been organized as a Maryland corporation and have elected to be taxed as a REIT under U.S. federal income tax laws, commencing with our taxable year ended December 31, 2021.

Portfolio Update

Recent Acquisition

On August 10, 2023, the Company and the Operating Partnership entered into an Agreement of Purchase and Sale, which was amended on December 28, 2023 (as amended, the “Purchase Agreement”), with Modiv and certain of its indirect subsidiaries, pursuant to which the Operating Partnership purchased from such indirect subsidiaries of Modiv a portfolio of 13 net leased properties (the “Portfolio”). The Portfolio consists of eleven (11) retail properties and two (2) office properties. The properties comprising the Portfolio are located across seven states and aggregate approximately 200,000 rentable square feet.

The purchase price paid for the Portfolio was $42 million, excluding estimated transaction costs and expenses of $1.9 million and subject to prorations and credits as set forth in the Purchase Agreement. An amount equal to $30 million of the purchase price was paid in cash and $12 million was paid in shares of Series A Preferred Stock. The cash portion of the purchase price was financed with a combination of (i) cash on hand, (ii) a new $21.0 million secured debt facility from Valley National Bank, and (iii) a $12.0 million preferred equity investment by LC2-NNN Pref, LLC, a Florida limited liability company and affiliate of Loci Capital Partners (“LC2”). The investment by LC2 was made into a special purpose subsidiary of the Operating Partnership named GIP VB SPE, LLC, a Delaware limited liability company (“GIP SPE”), and each of the properties in the Portfolio was transferred to a separate newly formed special purpose subsidiary of GIP SPE. As a result of the foregoing transactions, GIP SPE serves as a holding company for the various indirect subsidiaries of the Company that hold the properties included in the Portfolio plus the eight previously owned properties held by GIP SPE that were already financed through loans with Valley National Bank.

The acquisition of the Portfolio, as well as the loan with Valley National Bank and the financing transaction with LC2, all closed on August 10, 2023.

Tenant Concentration

For the twelve months ended December 31, 2023, the following tenants each account for 10% or more of our annual rental revenue as indicated below:

•	General Services Administration

•	Kohl’s Corporation

•	PRA Holdings, Inc.

•	Pratt & Whitney Automation, Inc.

See the section entitled “—Portfolio Statistics” for more information regarding these tenants.

Portfolio Statistics

The following are characteristics of our properties as of September 30, 2023 (including the Portfolio and our tenant-in-common property):

•

Creditworthy Tenants. Approximately 68% of our portfolio’s annualized base rent (“ABR”) as of September 30, 2023, was derived from tenants that have (or whose parent company has) an investment grade credit rating from a recognized credit rating agency of “BBB-” or better. Our largest tenants are the General Service Administration, Dollar General, City of San Antonio (PreK), and Kohl’s Corporation and contributed approximately 49% of our portfolio’s annualized base rent.

•	Percent Leased. Our portfolio is 96% leased.

•

Contractual Rent Growth. Approximately 84% of the leases in our current portfolio (based on ABR as of September 30, 2023) provide for increases in contractual base rent during future years of the current term or during the lease extension periods.

•	Average Effective Annual Rental per Square Foot. Average effective annual rental per square foot is $16.02.

Given the nature of our leases, our tenants either pay the realty taxes directly or reimburse us for such costs. We believe all our properties are adequately covered by insurance.

The table below presents an overview of the properties in our portfolio as of September 30, 2023:

Property Type	Location	Rentable Square Feet	Tenant	S&P Credit Rating(1)	Remaining Term (Yrs)	Options (Number × Yrs)	Contractual Rent Escalations(4)	ABR(2)	ABR per Sq. Ft.
Retail	Washington, D.C.	3,000	7-Eleven Corporation	A	2.5	2 × 5	Yes	$129,804	$43.27
Retail	Tampa, FL	2,200	Starbucks Corporation	BBB+	4.4	4 × 5	Yes	$200,750	$91.25
Industrial	Huntsville, AL	59,091	Pratt & Whitney Automation, Inc.	A-	0.3	N/A	N/A	$684,996	$11.59
Office	Norfolk, VA	49,902	General Services Administration–Navy	AA+	5.0	N/A	Yes	$926,923	$18.57
Office	Norfolk, VA	22,247	VACANT	N/A	—	N/A	N/A	$—	$—
Office	Norfolk, VA	34,847	PRA Holdings, Inc.(3)	BB+	3.9	1 × 5	Yes	$765,136	$21.96
Retail	Tampa, FL	3,500	Sherwin Williams Company	BBB	4.8	5 × 5	Yes	$126.788	$36.23
Office	Manteo, NC	7,543	General Service Administration–FBI	AA+	5.4	1 × 5	Yes	$161,346	$21.39
Office	Plant City, FL	7,826	Irby Construction	BBB-	1.3	2 × 5	Yes	$170,865	$21.83
Retail	Grand Junction, CO	30,701	Best Buy Co., Inc.	BBB+	3.5	1 × 5	Yes	$353,061	$11.50
Medical-Retail	Chicago, IL	10,947	Fresenius Medical Care Holdings, Inc.	BBB	3.1	2 × 5	Yes	$228,902	$20.91
Retail	Tampa, FL	2,642	Starbucks Corporation	BBB+	3.4	2 × 5	Yes	$148,216	$56.10
Retail	Tucson, AZ	88,408	Kohl’s Corporation	BB+	6.3	7 × 5	Yes	$823,962	$9.32
Retail	San Antonio, TX	50,000	City of San Antonio (PreK)	AAA	5.8	1 × 8	Yes	$924,000	$18.48
Retail	Bakersfield, CA	18,827	Dollar General	BBB	4.8	3 × 5	Yes	$361,075	$19.18
Retail	Big Spring, TX	9,026	Dollar General	BBB	6.8	3 × 5	Yes	$86,040	$9.53
Retail	Castalia, OH	9,026	Dollar General	BBB	11.7	3 × 5	Yes	$79,320	$8.79
Retail	East Wilton, ME	9,100	Dollar General	BBB	6.8	3 × 5	Yes	$112,440	$12.36
Retail	Lakeside, OH	9,026	Dollar General	BBB	11.7	3 × 5	Yes	$81,036	$8.98
Retail	Litchfield, ME	9,026	Dollar General	BBB	7.0	3 × 5	Yes	$92,964	$10.30
Retail	Mount Gilead, OH	9,026	Dollar General	BBB	6.8	3 × 5	Yes	$85,920	$9.52
Retail	Thompsontown, PA	9,100	Dollar General	BBB	7.1	3 × 5	Yes	$86,004	$9.45
Retail	Morrow, GA	10,906	Dollar Tree Stores, Inc.	BBB	1.8	3 × 5	Yes	$103,607	$9.50
Office	Maitland, FL	33,118	exp U.S. Services Inc.	Not Rated	3.2	1 × 5	Yes	$835,346	$25.22
Office	Vacaville, CA	11,014	General Services Administration (GSA)	AA+	2.9	N/A	No	$343,665	$31.20
Retail	Santa Maria, CA	14,490	Walgreens(5)	BBB	8.5	N/A	No	$369,000	$25.47

Retail	Rockford, IL	15,288	La-Z-Boy Inc,	Not Rated	4.1	4 × 5	Yes	$366,600	$23.98

Tenants – All Properties		539,827						$8,647,765	$16.02

(1)	Tenant, or tenant parent, rated entity.
(2)	Annualized cash base rental income in place as of September 30, 2023.
(3)	Tenant has the right to terminate the lease on August 31, 2024, subject to certain conditions.
(4)	Includes rent escalations available from lease renewal options.
(5)	Tenant has the right to terminate the lease as of March 31, 2032, March 31, 2037, March 31, 2042, March 31, 2047, March 31, 2052, and March 31, 2057.

Capital Activities

LC2 Investment

The cash portion of the purchase price for the Portfolio acquisition was financed, in part, with a $12.0 million preferred equity investment by LC2. In connection with the preferred equity investment by LC2, on August 10, 2023, the Operating Partnership and LC2 entered into an Amended and Restated Limited Liability Company Agreement for GIP SPE (the “GIP SPE Operating Agreement”). In

connection with such investment, the Operating Partnership also entered into an Agreement Providing Representations and Warranties, dated August 10, 2023, with LC2 pursuant to which the Operating Partnership made certain representations and warranties to LC2 in connection with LC2’s preferred investment (the “Rep and Warranty Agreement”).

Under the GIP SPE Operating Agreement, LC2 made a $12.0 million initial capital contribution to GIP SPE, together with a commitment to make an additional $2.1 million contribution upon the satisfactory completion of the acquisition of a tenant-in-common interest held by a third party in the Company’s Rockford, Illinois property (the “LC2 Investment”). The Company completed the acquisition of such tenant-in-common interest in its Rockford, Illinois property on September 7, 2023, for a purchase price of $1.3 million, and LC2 made the additional $2.1 million capital contribution on September 11, 2023. LC2 made the investment in exchange for a preferred equity interest in GIP SPE (the “Preferred Interest”). The Preferred Interest has a cumulative accruing distribution preference of 15.5% per year, compounded monthly (the “Preferred Return”), a portion of which in the amount of 5% per annum (compounded monthly) is deemed to be the “Current Preferred Return,” and the remainder of which in the amount of 10.5% per annum (compounded monthly) is deemed to be the “Accrued Preferred Return.”

The GIP SPE Operating Agreement provides that operating distributions by GIP SPE will be made first to LC2 to satisfy any accrued but unpaid Current Preferred Return, with the balance being paid to the Operating Partnership, unless the “annualized debt yield” of GIP SPE is less than 10%, in which case the balance will be paid to LC2. For this purpose, “annualized debt yield” is calculated as the sum of senior debt and LC2 Investment divided by the trailing three-month annualized adjusted net operating income (as defined in the GIP SPE Operating Agreement) of GIP SPE. The GIP SPE Operating Agreement also provides that distributions from capital transactions will be paid first to LC2 to satisfy any accrued but unpaid Preferred Return (comprised of both the Current Preferred Return and Accrued Preferred Return), then to LC2 until the “Make-Whole Amount” (defined as the amount equal to 1.3 times the LC2 Investment) is reduced to zero, and then to the Operating Partnership.

The Preferred Interest is required to be redeemed in full by GIP SPE on or before August 10, 2025 (the “Mandatory Redemption Date”), for a redemption amount equal to the greater of (i) the amount of the LC2 Investment plus the accrued Preferred Return, and (ii) the Make-Whole Amount. Upon a failure to timely redeem the Preferred Interest, the Preferred Return will accrue at an increased rate of 18% per annum, compounded monthly. The Operating Partnership will have the right to extend the Mandatory Redemption Date for two consecutive 12-month extension periods, provided that (i) LC2 is paid an extension fee of 0.01% of the outstanding amount of the LC2 Investment for each such extension, (ii) the Preferred Return is increased from 15.5% to 18% of which the Accrued Preferred Return is increased from 10.5% to 13%, (iii) the trailing 6-month annualized adjusted net operating income (as defined in the GIP SPE Operating Agreement) is in excess of $5.0 million, and (iv) GIP SPE and its subsidiaries’ senior debt is extended through the end of the extension period, and there are no defaults under the GIP SPE Operating Agreement.

Under the GIP SPE Operating Agreement, GIP SPE is also required to pay to Loci Capital, an affiliate of LC2, an equity fee of 1.5% of the LC2 Investment, with 1% having been paid upon the execution and delivery of the GIP SPE Operating Agreement and the 0.5% payable upon redemption of the LC2 Investment.

GIP SPE is managed by a single manager, which is the Operating Partnership, provided that LC2’s approval will be required for certain major decisions of GIP SPE, including acquiring additional properties, selling properties (unless certain return objectives are satisfied), extending loans to any person or entity, merging or consolidating with another entity, approving annual budgets, deviating from the approved budget, and certain other actions by GIP SPE. Under the GIP SPE Operating Agreement, LC2 also has customary information rights and other rights that are customary for a preferred investor. LC2 has the right to remove and replace the manager of GIP SPE upon a “Manager Default”, which is defined by the GIP SPE Operating Agreement to include an uncured breach of the GIP SPE Operating Agreement by the Operating Partnership, a failure to pay the Current Preferred Return when due, a failure to redeem the LC2 Investment when required, or the Operating Partnership ceasing to be controlled by the Company’s founder and Chief Executive Officer, David Sobelman.

The Rep and Warranty Agreement contains customary representations and warranties for an investment such as the LC2 Investment, together with related customary indemnification obligations by the Operating Partnership.

Loan Agreement and Promissory Note with Valley National Bank

The cash portion of the purchase price was also financed, in part, with a new $21.0 million secured debt facility from Valley National Bank. On August 10, 2023, GIP13, LLC, a Delaware limited liability company and wholly owned subsidiary of GIP SPE (“GIP Borrower”), entered into a Loan Agreement with Valley National Bank (the “Valley Loan Agreement”) pursuant to which Valley National Bank made a loan to GIP Borrower in the amount of $21.0 million (the “Valley Loan”) to finance the acquisition of the Portfolio. Pursuant to the Valley Loan Agreement, GIP Borrower executed and delivered to Valley National Bank a promissory note, dated August 10, 2023, in the original principal amount of $21.0 million.

The outstanding principal amount of the Valley Loan bears interest at an annual rate for each 30-day interest period equal to the compounded average of the secured overnight financing rate published by the Federal Reserve Bank of New York for the thirty-day period prior to the last day of each 30-day interest rate for the applicable interest rate period plus 3.25%, with interest payable monthly after each 30-day interest period. However, the GIP Borrower has entered into an interest rate swap to fix the interest rate at 7.47% per annum. Payments of interest and principal in the amount of approximately $156,000 are due and payable monthly, with all remaining principal and accrued but unpaid interest due and payable on a maturity date of August 10, 2028. The Valley Loan may generally be prepaid at any time without penalty in whole or in part, provided that there is no return of loan fees and prepaid financing fees.

The Valley Loan is secured by first mortgages and assignments of rents in the properties comprising the Portfolio and eight other properties held by subsidiaries of GIP SPE that had outstanding loans with Valley. All of the mortgaged properties cross collateralize the Valley Loan, and the Valley Loan is guaranteed by the Operating Partnership and the subsidiaries of GIP Borrower that hold the properties that comprise the Portfolio. David Sobelman also entered into a personal, limited guarantee with a $7,500,000 cap, subject to customary non-recourse carveouts.

The Valley Loan Agreement requires GIP Borrower to maintain a minimum debt-service coverage ratio 1.50:1 on a trailing twelve-month basis, tested as of December 31, 2024, and annually thereafter. The Valley Loan Agreement provides for customary events of default and other customary affirmative and negative covenants that are applicable to GIP Borrower and its subsidiaries, including reporting covenants and restrictions on investments, additional indebtedness, liens, sales of properties, certain mergers, and certain management changes.

Corporate Information

We were incorporated in Maryland on June 19, 2015. Our business and registered office is located at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602. Our telephone number is (813) 448-1234 and our website is www.gipreit.com. The information contained in our website is not incorporated by reference in this prospectus.

THE OFFERING

Issuer:	Generation Income Properties, Inc., a Maryland corporation

Distribution by Modiv and Modiv OP:

2,617,446 shares of our common stock, which we refer to herein as the “Distribution Shares,” out of the 2,794,597 shares of our common stock issuable to Modiv OP pursuant to the Redemption, which will be distributed by Modiv OP to the holders of Class C units of Modiv OP, including Modiv, and subsequently distributed by Modiv to the holders of its common stock.

The number of Distribution Shares included in this prospectus is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the Record Date due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the Distribution. Any net increase in the number of Distribution Shares included in this prospectus will result in a one-for-one share decrease in the number of shares of the Company’s common stock included in the Resale Prospectus. Any net decrease in the number of Distribution Shares included in this prospectus will result in a one-for-one share increase in the number of shares of the Company’s common stock included in the Resale Prospectus. In no event will the number of shares of the Company’s common stock included in this prospectus and the Resale Prospectus exceed 2,794,597 shares, in the aggregate.

Common Stock Outstanding After this Offering(1):	5,417,586 shares of common stock, assuming the issuance of 2,794,597 shares of our common stock in the Redemption.

Market for the Common Stock:	Our common stock currently trades on the Nasdaq Capital Market under the symbol “GIPR”.

Use of Proceeds:	The Company is not selling any securities in this offering, and therefore will not receive any proceeds from the Distribution of Distribution Shares.

Ownership and Transfer Restrictions:	In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

Risk Factors:	Investing in our securities involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 7 and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, and other information included in, and incorporated by reference into, this prospectus before investing in our securities.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 2,622,989 shares of common stock outstanding as of January 5, 2024, and excludes as of such date:

•

249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share and 625,530 warrants exercisable for 625,530 shares of our common stock (or 62,553 shares of our common stock on a cashless-exercise basis);

•	269,986 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are outstanding as of January 5, 2024; and

•

897,017 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are issuable upon the optional conversion of preferred membership interests in certain of our subsidiaries outstanding as of January 5, 2024.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider the risk factors described below together with the risks described in our Annual Report on Form 10-K for the year ended December 31, 2022, as updated by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023, and September 30, 2023, and other documents filed by us with the SEC, and incorporated by reference into this prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, ability to implement our investment strategy, financial condition, liquidity, cash flows, and results of operations. Some statements included or incorporated by reference in this prospectus, including statements in the following risk factors, constitute forward-looking statements.

Risks Related to the Redemption

The Redemption is contingent upon the satisfaction of a number of conditions, and therefore, may not be consummated on the terms or timeline currently contemplated.

The Redemption is subject to certain conditions, including the listing on Nasdaq of the shares of our common stock to be issued in the Redemption. For these and other reasons, the Redemption may not be completed on the terms or timeline contemplated, if at all, in which case our issuance of the Distribution Shares and the Resale Shares may be delayed or may not occur.

Risks Related to our Common Stock

The stock price of our common stock may be volatile or may decline regardless of our operating performance, which could lead to losses by investors.

The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our operating results, funds from operations, cash flows, liquidity or distributions;

•	changes in our earnings estimates or those of analysts;

•	publication of research reports about us or the real estate industry or sector in which we operate;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of companies similar to us;

•	adverse market reaction to any securities we may issue or additional debt we incur in the future;

•	adverse impacts of the coronavirus on our tenants or the economy in general;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	high levels of volatility in the credit markets;

•	the realization of any of the other risk factors included herein; and

•	general market and economic conditions.

In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Accordingly, we may be the target of securities related litigation or other similar litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

We can provide no assurance that our common stock and warrants will continue to meet Nasdaq listing requirements. If we fail to comply with the continuing listing standards of Nasdaq, our securities could be delisted.

Our shares of common stock and warrants are currently listed on Nasdaq. For our securities to continue to be listed on the Nasdaq, we must meet the current Nasdaq continued listing requirements. If we were unable to meet these requirements, our securities could be delisted from the Nasdaq. Any such delisting of our securities could have an adverse effect on the market price of, and the efficiency of the trading market for, our securities, not only in terms of the number of shares and warrants that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Because we have 110,000,000 authorized shares of stock, management could issue additional shares, diluting the current shareholders’ equity.

We have 100,000,000 authorized shares of common stock and 10,000,000 authorized shares of preferred stock. Our management could, without the consent of the existing shareholders, issue substantially more shares of common stock, causing a large dilution in the equity position of our current shareholders. Additionally, large share issuances would generally have a negative impact on the value of our shares.

Provisions of our warrants could discourage an acquisition of us by a third party.

Certain provisions of our warrants could make it more difficult or expensive for a third party to acquire us. The warrants prohibit us from engaging in certain transactions constituting “fundamental transactions” unless, among other things, the surviving entity assumes our obligations under the warrants. These and other provisions of our warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us and our business. If no analysts commence coverage of us, or if analysts commence and then cease coverage of us, the trading price for our common stock would be negatively affected. If one or more of the analysts publish inaccurate or unfavorable research about our business, the price for our common stock would likely decline.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

For as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. In addition, we have elected to use the extended transition period for complying with new or revised accounting standards. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to those of companies that comply with public company effective dates for such new or revised accounting standards. Further, we cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million, (ii) the end of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act.

The limits on the percentage of shares of our common stock that any person may own may discourage a takeover or business combination that could otherwise benefit our shareholders.

Our charter, with certain exceptions, authorizes our board of directors (the “Board”) to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our Board, no person may own more than 9.8% in value of our outstanding capital stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock. A person that did not acquire more than 9.8% of our shares may become subject to our charter restrictions if redemptions by other shareholders cause such person’s holdings to exceed 9.8% of our outstanding shares. Our 9.8% ownership limitation may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our shareholders.

Our charter permits our Board to issue stock with terms that may subordinate the rights of the holders of our common stock or discourage a third party from acquiring us in a manner that could result in a premium price to our shareholders.

Our Board may classify or reclassify any unissued common stock or preferred stock into other classes or series of stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock without shareholder approval. Thus, our Board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might otherwise provide a premium price to holders of our common stock.

Our charter includes a provision that may discourage a shareholder from launching a tender offer for our shares.

Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most provisions of Regulation 14D of the Exchange Act. The offeror must provide the Company notice of such tender offer at least 10 business days before initiating the tender offer. If the offeror does not comply with these requirements, no person may transfer any shares held by such person to the offeror without first offering the shares to us at the lowest of (1) the latest offering price of our common stock; (2) the fair market value of one share of our common stock as determined by an independent valuation; and (3) the lowest tender offer price offered in such tender offer. In addition, the noncomplying offeror person shall be responsible for all of the Company’s expenses in connection with that offeror’s noncompliance. This provision of our charter may discourage a person from initiating a tender offer for our shares and prevent you from receiving a premium price for your shares in such a transaction.

Maryland law and our organizational documents limit our rights and the rights of our shareholders to recover claims against our directors and officers, which could reduce your and our recovery against them if they cause us to incur losses.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. In addition, Maryland law and our charter provide that no director or officer shall be liable to us or our shareholders for monetary damages unless the director or officer (1) actually received an improper benefit or profit in money, property or services or (2) was actively and deliberately dishonest as established by a final judgment as material to the cause of action. Moreover, our charter generally requires us to indemnify and advance expenses to our directors and officers for losses they may incur by reason of their service in those capacities unless their act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, they actually received an improper personal benefit in money, property or services or, in the case of any criminal proceeding, they had reasonable cause to believe the act or omission was unlawful. Further, we expect to enter into separate indemnification agreements with each of our officers and directors. As a result, you and we may have more limited rights against our directors or officers than might otherwise exist under common law, which could reduce your and our recovery from these persons if they act in a manner that causes us to incur losses. In addition, we are obligated to fund the defense costs incurred by these persons in some cases.

Certain provisions of Maryland law could inhibit transactions or changes of control under circumstances that could otherwise provide shareholders with the opportunity to realize a premium.

Certain provisions of the Maryland General Corporation Law applicable to us prohibit business combinations with: (1) any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, which we refer to as an “interested shareholder;” (2) an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding stock, which we also refer to as an “interested shareholder;” or (3) an affiliate of an interested shareholder. These prohibitions last for five years after the most recent date on which the interested shareholder became an interested shareholder. Thereafter, any business combination with the interested shareholder or an affiliate of the interested shareholder must be recommended by our Board and approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of our outstanding voting stock, and two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested shareholder or its affiliate with whom the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These requirements could have the effect of inhibiting a change in control even if a change in control were in our shareholders’ best interest. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our Board prior to the time that someone becomes an interested shareholder. Pursuant to the business combination statute, our Board has exempted any business combination involving us and any person, provided that such business combination is first approved by a majority of our Board.

Federal Income Tax Risks Relating to the Distribution

The Distribution is a taxable transaction and Modiv’s shareholders and Modiv OP unitholders may be subject to a tax liability in connection with the Distribution.

For U.S. federal income tax purposes, for so long as Modiv qualifies as a REIT, the distribution by Modiv of our common stock to holders of Modiv’s common stock should generally be taxable as a dividend, either as an ordinary dividend to the extent of Modiv’s current and accumulated earnings and profits, or, if designated as such by Modiv, as a capital gain dividend, and the recipient of our common stock may be subject to tax on such dividend. To the extent the Distribution is treated as an ordinary dividend, it will not qualify for the dividends received deduction generally available to corporations and will not qualify for the 20% tax rate for “qualified dividend income” to Modiv’s shareholders that are taxed at individual rates. Special rules apply to Modiv’s non-U.S. shareholders, including rules that require the Distribution to generally be subject to withholding tax. In addition, the distribution by Modiv OP of our common stock to Modiv OP unitholders may be taxable if our shares of common stock are considered to be marketable securities. See “Material U.S. Federal Income Tax Consequences of the Distribution.”

USE OF PROCEEDS

This Prospectus relates to the Distribution of 2,617,446 Distribution Shares to the holders of Class C units of Modiv OP, including Modiv, and the subsequent distribution by Modiv to the holders of its common stock. We will not receive any proceeds upon the Distribution of the Distribution Shares in this offering.

CAPITALIZATION

The following table sets forth our historical combined cash and cash equivalents and capitalization as of September 30, 2023:

•	on an actual basis, and

•	on a pro forma basis to give effect to the issuance of 2,794,597 shares of common stock issuable in the Redemption. See “Background of the Portfolio Acquisition.”

You should read this table together with our consolidated financial statements and related notes thereto incorporated by reference into this prospectus.

	As of September 30, 2023
	Historical	Pro Forma
Cash and cash equivalents	$4,338,172	$4,338,172
Debt:
Loans Payable – related party	5,500,000	5,500,000
Mortgage loans, net of unamortized debt issuance costs of $1,374,035	57,078,131	57,078,131

Total Debt	62,578,131	62,578,131
Redeemable Non-Controlling Interest	18,424,559	18,424,559
Equity:
Common Stock, $0.01 par value per share; 100,000,000 shares authorized, actual; 2,619,232 shares issued and outstanding, actual; 100,000,000 shares authorized, 5,413,829 shares issued and outstanding, pro forma	26,192	54,138
Additional paid-in capital	18,683,617	30,655,671
Accumulated other comprehensive income	78,969	78,969
Accumulated deficit	(12,668,727)	(12,668,727)

Total Generation Income Properties, Inc. shareholders’ equity	6,120,051	18,120,051

Non-Controlling Interest	416,258	416,258

Total Capitalization	$87,538,999	$99,538,999

OUR DISTRIBUTION POLICY

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. The U.S. federal income tax laws require that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains, and that it pay tax at U.S. federal corporate income tax rates to the extent that it annually distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income, and 100% of its undistributed income from prior years. For more information, see “Material U.S. Federal Income Tax Considerations.”

Although we anticipate continuing to make monthly distributions to our shareholders over time, our board of directors has the sole discretion to determine the timing and amount of any distributions to our shareholders. As such, we cannot provide any assurance as to the amount or timing of future distributions.

If our operations do not generate sufficient cash flow to enable us to pay our intended or required distributions, we may be required either to fund distributions from working capital, borrowings, proceeds from the sale of equity securities or to reduce the amount of such distributions. Because we have not yet generated a profit, distributions to date have been made from offering proceeds. To be able to pay such dividends, our goal is to generate cash distributions from operating cash flow and proceeds from the sale of properties. However, until we generate sufficient cash flows, we expect our distributions will be from a combination of operating cash flows and offering proceeds.

Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and other factors described below. We cannot assure you that our distributions will be made or sustained or that our board of directors will not change our distribution policy in the future. Any distributions that we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements, capital expenditures and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including our revenue, operating expenses, interest expense and unanticipated expenditures. We do not currently expect that our regular monthly dividends will change materially from the dividends paid beginning in October 2021. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2022 and in our other filings with the SEC, which are incorporated by reference herein.

From inception through January 5, 2024, we have distributed approximately $3,756,574 to common shareholders. The following is a summary of distributions to common shareholders declared per share for the years ended December 31, 2020, 2021, 2022, and 2023, and for the period from January 1, 2024 through January 5, 2024:

Board of Directors Authorized Date	Record Date	Per Share Cash Dividend to Common Shareholders	Total Dividends Paid(1)
January 31, 2020	February 28, 2020	$0.350	$105,101
June 23, 2020	July 2, 2020	$0.350	$105,084
October 30, 2020	November 17, 2020	$0.350	$123,171
February 26, 2021	March 15, 2021	$0.325	$114,373
August 25, 2021	August 31, 2021	$0.325	$116,306
October 5, 2021	October 15, 2021	$0.054	$109,235
October 5, 2021	November 15, 2021	$0.054	$110,216
October 5, 2021	December 15, 2021	$0.054	$110,184
December 10, 2021	January 15, 2022	$0.054	$110,814
December 10, 2021	February 15, 2022	$0.054	$111,264
December 10, 2021	March 15, 2022	$0.054	$112,721
March 15, 2022	April 15, 2022	$0.054	$121,449
March 15, 2022	May 15, 2022	$0.054	$121,601
March 15, 2022	June 15, 2022	$0.054	$115,278
June 27, 2022	July 15, 2022	$0.054	$121,920
June 27, 2022	August 15, 2022	$0.054	$122,222
June 27, 2022	September 15, 2022	$0.054	$133,967
October 3, 2022	October 15, 2022	$0.039	$97,302

October 3, 2022	November 15, 2022	$0.039	$97,363
October 3, 2022	December 15, 2022	$0.039	$97,432
January 3, 2023	January 15, 2023	$0.039	$97,714
January 3, 2023	February 15, 2023	$0.039	$97,940
January 3, 2023	March 15, 2023	$0.039	$101,825
April 3, 2023	April 15, 2023	$0.039	$101,854
April 3, 2023	May 15, 2023	$0.039	$102,052
April 3, 2023	June 15, 2023	$0.039	$102,084
July 3, 2023	July 15, 2023	$0.039	$102,086
July 3, 2023	August 15, 2023	$0.039	$102,086
July 3, 2023	September 15, 2023	$0.039	$102,150
October 3, 2023	October 15, 2023	$0.039	$102,150
October 3, 2023	November 15, 2023	$0.039	$102,161
October 3, 2023	December 15, 2023	$0.039	$102,177

(1)

David Sobelman, our President, Chief Executive Officer and founder, waived his distribution for these periods with respect to the 112,504 shares held by him as of the completion of our public offering in September 2021. Mr. Sobelman has received dividends with respect to shares he acquired after our initial public offering. Additionally, beginning in July 2022, Mr. Sobelman now receives dividends on all shares held by him.

JUMPSTART OUR BUSINESS STARTUPS ACT

In April 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things, exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years.

In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was effected after December 8, 2011 and the company had less than $1.235 billion of total annual gross revenues during its last completed fiscal year. We currently qualify as an emerging growth company, but will no longer qualify after the earliest of:

•	the last day of the fiscal year during which we have annual total gross revenues of $1.235 billion or more;

•	December 31, 2026;

•	the date on which we issue more than $1 billion in non-convertible debt securities during a previous three-year period; or

•	the date on which we become a large accelerated filer, which generally is a company with a public float of at least $700 million (Exchange Act Rule 12b-2).

As an emerging growth company, we are eligible to include audited financial statements required for only two fiscal years and limited executive compensation information.

Pursuant to the relief for emerging growth companies under the JOBS Act, our independent registered public accounting firm is not required to file an attestation report on our internal controls over financial reporting and is exempt from the mandatory auditor rotation rules.

In addition, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standard. The decision by companies to “opt out” of the extended transition period for complying with new or revised accounting standards is irrevocable. We are not electing to opt out of the JOBS Act extended accounting transition period. We intend to take advantage of the extended transition period provided under the JOBS Act for complying with new or revised accounting standards.

To the extent we take advantage of the reduced disclosure requirements afforded by the JOBS Act, investors may be less likely to invest in us or may view our shares as a riskier investment than a similarly situated company that does not take advantage of these provisions.

INVESTMENT POLICIES AND POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

The following is a discussion of our investment policies and our policies with respect to certain other activities, including financing matters and conflicts of interest. These policies may be amended or revised from time to time at the discretion of our Board, without a vote of our shareholders. Any change to any of these policies by our Board, however, would be made only after a thorough review and analysis of that change, in light of then-existing business and other circumstances, and then only if, in the exercise of its business judgment, our Board believes that it is advisable to do so in our and our shareholders’ best interests. We cannot assure you that our investment objectives will be attained.

Investments in Real Estate or Interests in Real Estate

We invest principally in freestanding, single-tenant retail, office and industrial properties located primarily in major U.S. cities, with an emphasis on densely populated submarkets. We conduct substantially all of our investment activities through our Operating Partnership and its subsidiaries. Our primary investment objectives are to enhance shareholder value over time by generating strong returns on invested capital, consistently paying attractive distributions to our shareholders and achieving long-term appreciation in the value of our retail, office and industrial properties.

There are no limitations on the amount or percentage of our total assets that may be invested in any one property or on the number or amount of mortgages that may be places on any single piece of property. Additionally, no limits have been set on the concentration of investments in any one location or facility type.

Investments in Mortgages, Structured Financings and Other Lending Policies

We have no current intention of investing in loans secured by properties or making loans to persons other than in connection with the acquisition of mortgage loans through which we expect to achieve equity ownership of the underlying property in the near-term.

Investments in Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

Generally speaking, we do not expect to engage in any significant investment activities with other entities, although we may consider joint venture investments with other investors. We may also invest in the securities of other issuers in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties). We may in the future acquire some, all or substantially all of the securities or assets of REITs or similar entities where that investment would be consistent with our investment policies and the REIT qualification requirements. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than those imposed by the gross income and asset tests that we must satisfy to qualify as a REIT. However, we do not anticipate investing in other issuers of securities for the purpose of exercising control or acquiring any investments primarily for sale in the ordinary course of business or holding any investments with a view to making short-term profits from their sale. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the Investment Company Act, and we intend to divest securities before any registration under the Investment Company Act would be required.

We do not intend to engage in trading, underwriting, agency distribution or sales of securities of other issuers.

Disposition Policy

Generally, we do not intend to engage in the disposition, or turnover, of investments. Although we have no current plans to dispose of any of the commercial properties we acquire, we will consider doing so, subject to REIT qualification and prohibited transaction rules under the Code, if our management determines that a sale of a property would be in our interests based on the price being offered for the property, the operating performance of the property, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale. See “Risk Factors — Risks Related to Our Business and Properties” in our Annual Report on Form 10-K for the year ended December 31, 2022 which is incorporated by reference into this prospectus.

We have not disposed of any properties acquired since our inception, except for one property located in Cocoa, Florida, which we sold on August 31, 2021.

Financing Policies

Our long-term goal is to maintain a lower-leverage capital structure and we intend to limit the sum of the outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares once we have built a substantial portfolio of assets. To date, financing decisions have been made based on capital available to us and we expect to continue in such manner until we raise sufficient funds. Our Board will periodically review the sum of our outstanding principal amount of any consolidated indebtedness and the liquidation preference of any outstanding preferred shares and may modify or eliminate any of our restrictions without the approval of our shareholders.

In seeking to obtain credit facilities in the future we consider factors as we deem relevant, including interest rate pricing, recurring fees, flexibility of funding, security required, maturity, restrictions on prepayment and refinancing and restrictions impacting our daily operations. There can be no assurance that we will be able to obtain future credit facilities on favorable terms or at all.

We consider a number of factors when evaluating our level of indebtedness and making financial decisions, including, among others, the following:

•	the interest rate of the proposed financing;

•	the extent to which the financing impacts the flexibility with which we asset manage our properties;

•	prepayment penalties and restrictions on refinancing;

•	the purchase price of properties we acquire with debt financing;

•	our long-term objectives with respect to the financing;

•	our target investment returns;

•	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

•	overall level of consolidated indebtedness;

•	timing of debt maturities;

•	provisions that require recourse and cross-collateralization;

•	corporate credit ratios, including debt service or fixed charge coverage, debt to EBITDA, debt to total market capitalization and debt to undepreciated assets; and

•	the overall ratio of fixed- and variable-rate debt.

Equity Capital Policies

Subject to applicable law, our Board has the authority, without further shareholder approval, to issue additional common stock and preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on the terms and for the consideration it deems appropriate, including in exchange for property. Existing shareholders will have no preemptive right to additional shares issued in any offering, and any offering might dilute the ownership of our current investors. We may in the future issue common stock in connection with acquisitions. We also may issue common units in our Operating Partnership in exchange for acquiring property.

Our Board may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of our common stock or otherwise might be in their best interests. Additionally, preferred shares could have distribution, voting, liquidation and other rights and preferences that are senior to those of our common stock.

We may, under certain circumstances, purchase common or preferred shares in the open market or in private transactions with our shareholders, if those purchases are approved by our Board. Our Board has no present intention of causing us to repurchase any shares, and any action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT. We do not currently have a share purchase plan.

In the future, we may institute a dividend reinvestment plan (“DRIP”), which would allow our shareholders to acquire additional common stock by automatically reinvesting their cash dividends. Shareholders who do not participate in the plan will continue to receive cash distributions as declared.

Communications with Investors

We anticipate that we will provide shareholders with periodic updates on the performance of their investment with us including:

•	an annual report to shareholders, including financial statements certified by independent public accountants in accordance with SEC rules;

•	quarterly and current event reports as required by SEC rules; and

•	an annual IRS Form 1099.

BACKGROUND OF THE PORTFOLIO ACQUISITION

The Company and the Operating Partnership entered into the Purchase Agreement with Modiv and certain of its indirect subsidiaries on August 10, 2023, which was amended on December 28, 2023, pursuant to which the Operating Partnership purchased from such indirect subsidiaries of Modiv, the Portfolio. The purchase price paid for the Portfolio was $42 million, consisting of $30 million in cash and $12 million in shares of our Series A Preferred Stock. Accordingly, we issued 2,400,000 shares of our Series A Preferred Stock to Modiv OP at the closing of the Portfolio acquisition, which also occurred on August 10, 2023.

We may, at our option, redeem the shares of our Series A Preferred Stock issued to Modiv OP in exchange for shares of our common stock, provided certain conditions have been satisfied that are not within the control of Modiv or its affiliates. See “—Series A Preferred Stock—Redemptions” below for more information. Following the satisfaction of those conditions, including the SEC having declared effective the registration statement of which this prospectus forms a part, we intend to redeem the issued and outstanding shares of our Series A Preferred Stock from Modiv OP in exchange for 2,794,597 shares of our common stock, which we refer to herein as the "Underlying Shares." Modiv OP will then distribute 2,617,446 of those shares, which we refer to herein as the “Distribution Shares” to the holders of its Class C units, including Modiv, who will subsequently distribute the Distribution Shares received by it to Modiv’s shareholders. See “—Purchase Agreement” below for more information. The 177,151 shares of our common stock issued to Modiv OP in the Redemption that are not Distribution Shares will be the Resale Shares held by Modiv OP.

The number of Distribution Shares included in this prospectus is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the Record Date due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the Distribution. Any net increase in the number of Distribution Shares included in this prospectus will result in a one-for-one share decrease in the number of shares of the Company’s common stock included in the Resale Prospectus. Any net decrease in the number of Distribution Shares included in this prospectus will result in a one-for-one share increase in the number of shares of the Company’s common stock included in the Resale Prospectus. In no event will the number of shares of the Company’s common stock included in this prospectus and the Resale Prospectus exceed 2,794,597 shares, in the aggregate.

Purchase Agreement

In addition to customary terms relating to the purchase and sale of a portfolio of commercial properties, the material terms of the Purchase Agreement include (i) an agreement by Modiv to distribute the shares of our common stock issued pursuant to the Redemption by us of the Series A Preferred Stock to Modiv’s shareholders and/or the holders of units of Modiv OP, so that following such distribution, Modiv and its affiliates (including Modiv OP) own no more than 7.5%, in the aggregate, of the Underlying Shares, subject to Modiv receiving the approval of its lenders to make such distribution and any legal or regulatory approvals, (ii) an agreement by Modiv that it will promptly distribute or sell shares of our common stock owned by it following such Redemption if Modiv’s ownership of common stock (together with any other persons or entities whose beneficial ownership of shares of our common stock would be aggregated with Modiv’s for purposes of Section 13(d) of the Exchange Act of 1934, as amended) exceeds 19.9% of the aggregate number of outstanding shares of our common stock, and (iii) an agreement by us to prepare and file with the SEC, a registration statement to register the distribution by Modiv to its shareholders and to Modiv OP unitholders and/or the resale of the shares of our common stock issuable upon redemption of the Series A Preferred Stock. In addition, pursuant to the Purchase Agreement, the Company granted a waiver to Modiv OP from the ownership limitation set forth in the Company’s charter with respect to Modiv OP’s ownership of the Series A Preferred Stock and our common stock issuable upon redemption of the Series A Preferred Stock. Modiv’s lender consented to the distribution by Modiv OP and Modiv of up to 3,000,000 shares of our common stock.

Series A Preferred Stock

General

Prior to issuing the Series A Preferred Stock to Modiv OP in connection with the Portfolio acquisition, on August 10, 2023, we filed Articles Supplementary for the Series A Preferred Stock (the “Articles Supplementary”) with the State Department of Assessments and Taxation of the State of Maryland designating the rights, preferences and privileges of the Series A Preferred Stock.

Dividends

As set forth in the Articles Supplementary, the Series A Preferred Stock ranks, with respect to dividend rights and rights upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to all classes or series of our common stock. Holders of our Series A Preferred Stock, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, are entitled to cumulative cash dividends at the rate of 9.5% per annum of the $5.00 liquidation preference per share, equivalent to a fixed annual amount of $0.475 per share, which shall increase to a rate of 12.0% of the $5.00 liquidation preference per share per annum, equivalent to a fixed annual amount of $0.60 per share, beginning on September 15, 2024. Dividends are payable monthly in arrears on or about the 15th day of each month, beginning on September 15, 2023. Dividends will accrue and be cumulative from and including August 10, 2023, the first date on which shares of the Series A Preferred Stock were issued.

Redemption

From the date of issuance until March 15, 2024, the Series A Preferred Stock will be redeemable at our option for either (i) cash, in whole or in part, at a price per share equal to the $5.00 liquidation preference, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, until the redemption date on each share of Series A Preferred Stock to be redeemed (the “Cash Redemption Price”) or (ii) subject to our satisfaction of certain conditions, a number of shares of our common stock, in whole only and not in part, equal to the Cash Redemption Price, divided by the share price of our common stock as measured by the product of (a) the volume weighted average price (“VWAP”) of our common stock for the 60 trading days immediately preceding the date we provide written notice of our intent to redeem the Series A Preferred Stock and (b) 110%, which we refer to herein as the “Redemption.” The maximum number of shares of our common stock that we will be required to issue for the Redemption shall not exceed 3,000,000 shares (the “Ceiling”) and the minimum number of shares of our common stock that we will be required to issue for the Redemption will be no less than 2,200,000 shares (the “Floor”); provided that the Ceiling will not apply if (i) we fail to pay as of the date of the Redemption all dividends accrued (whether or not authorized or declared) on the Series A Preferred Stock, to, but not including, the date of the Redemption, or (ii) at any time after August 10, 2023, and before the date of the Redemption, we fail to pay a monthly dividend on our common stock or reduce, or announce our intent to reduce, the monthly dividend we pay on shares of our common stock to a rate lower than $0.039 per share per month (the “Dividend Condition”). Each of the Floor and the Ceiling is subject to proportionate adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions, reclassifications or combinations with respect to our common stock as described in the Articles Supplementary.

In addition, our right to redeem the Series A Preferred Stock for shares of our common stock is conditioned upon the following (the “Redemption Conditions”): (i) our obtaining the approval of our shareholders for the issuance of the Underlying Shares as required by the rules of the Nasdaq Stock Market; (ii) such Underlying Shares being listed on the Nasdaq Stock Market; (iii) the SEC having declared effective the registration statement, of which this prospectus is a part, registering the distribution of such shares by Modiv OP to its Class C unitholders, including Modiv, and the subsequent distribution by Modiv of the shares received by it to its shareholders and/or the resale of such shares by Modiv OP; and (iv) Modiv having received the approval of its lenders to distribute the Distribution Shares. If we are not in compliance with the Dividend Condition on the redemption date, the Ceiling will not apply and we may be required to issue a greater number of shares of our common stock for the Redemption. As of the date of this prospectus, we are in compliance with the Dividend Condition. In addition, at a special meeting of the Company’s stockholders on November 9, 2023, the Company’s stockholders approved, for purposes of complying with Nasdaq Listing Rule 5635, the issuance of the Underlying Shares upon a potential redemption of shares of the Company’s Series A Preferred Stock.

After March 15, 2024, we may only redeem the Series A Preferred Stock for the Cash Redemption Price, unless Modiv agrees, in its sole and absolute discretion, to a redemption of the Series A Preferred Stock for shares of our common stock, on terms acceptable to Modiv.

We are required to redeem the Series A Preferred Stock for an amount equal to the Cash Redemption Price, if our common stock is delisted from the Nasdaq Stock Market.

In the event of a Change of Control (as defined in the Articles Supplementary) of the Company, the Company shall redeem the Series A Preferred Stock, at the option of Modiv, for either (a) cash, in an amount equal to the Cash Redemption Price, (b) a number of shares of common stock equal to the Cash Redemption Price divided by the price per share of the common stock as measured by the VWAP of the common stock for the 60 trading days immediately preceding the date of the announcement of such Change of Control (the “Change of Control Share Redemption Consideration”) or (c) the kind and amount of consideration which Modiv would have owned or been entitled to receive had it held a number of shares of common stock equal to the Change of Control Share Redemption Consideration immediately prior to the effective time of the Change of Control.

EXECUTIVE COMPENSATION

The following describes the material compensation arrangements with the executive officers named in the Summary Compensation Table below (referred to as our “named executive officers”):

David Sobelman. On June 23, 2022, the Company entered into a First Amended and Restated Employment Agreement (the “Agreement”) with David Sobelman, the Company’s President and Chief Executive Officer. The Agreement amends and restates in its entirety the Employment Agreement, dated December 20, 2019, previously entered into between the Company and Mr. Sobelman. Effective July 1, 2022, Mr. Sobelman’s salary increased to $200,000. In addition, Mr. Sobelman shall be entitled to receive, upon approval of the board, a discretionary annual performance-based bonus with a bonus target amount of 35% of his then current salary based on the Company meeting Board-established performance criteria, which may include meeting the Company’s target for “Core Adjusted Funds from Operations” for the immediately preceding fiscal year. Mr. Sobelman is also eligible to receive such medical, health, vacation, and other benefits as are provided by the Company and its subsidiaries generally, and Mr. Sobelman is eligible to participate in the Company’s 401(k) plan. Mr. Sobelman is also paid $7,500 a year to be used solely to cover the actual cost to Mr. Sobelman of obtaining a death and disability insurance policy on his life and for related costs and expenses. The Agreement provides that, on or before March 31 of each year during the term of Mr. Sobelman’s employment and solely at the discretion of the Board, Mr. Sobelman is eligible to receive an annual grant of fully vested stock under the Generation Income Properties, Inc. 2020 Omnibus Incentive Plan based on the Company’s achievement of Board-established performance criteria, which may include meeting the Company’s target for “Core Adjusted Funds from Operations” for the immediately preceding fiscal year. Under the Agreement, Mr. Sobelman is subject to non-solicitation and non-competition covenants that expire one year following termination of employment and to customary confidentiality obligations.

The term of Mr. Sobelman’s employment under the Agreement will continue until terminated by either the Company or Mr. Sobelman at any time, whether or not for cause, upon 60-days’ notice to the other party or until Mr. Sobelman’s death or disability. The Agreement may also be terminated by the Company for “cause” (as defined in the Agreement) or by Mr. Sobelman for “good reason” (as defined in the Agreement). “Good reason” includes certain changes in Mr. Sobelman’s responsibilities or duties without his consent, reductions in compensation or a material reduction in benefits, a material breach by the Company of the Agreement that remains uncured following notice of the breach, or a material relocation of his principal place of employment without his consent.

In the event that the Company terminates Mr. Sobelman’s employment without cause or Mr. Sobelman resigns for good reason, the Agreement provides that Mr. Sobelman will be entitled to receive his base salary in effect at time of termination for the longer of 12 months or until December 31, 2025, any accrued performance bonus for the year of termination and any other completed fiscal year, and additional separation compensation to Mr. Sobelman in eighteen equal monthly installments an amount equal to the premium payments for continuing healthcare coverage for Mr. Sobelman and his family. In addition, any unvested equity awards (if any) held by Mr. Sobelman will immediately vest. In the event of a termination without cause by the Company or a resignation for good reason within 12 months after a change of control of the Company, Mr. Sobelman will be entitled to the greater of two times the sum of his accrued bonus plus his base salary as then in effect or the amount he would otherwise have been entitled to receive in the absence of a change of control.

The employment agreement defines “Cause” as (i) commission of a willful act of dishonesty in the course of duties or misappropriation of funds, theft, or embezzlement of the Company’s funds or property, (ii) conviction by a court of competent jurisdiction of, or plea of no contest to, a crime constituting a felony or conviction in respect of, or plea of no contest to, any act involving fraud, dishonesty or moral turpitude, (iii) gross or willful misconduct (whether or not directly related to the Company) or illegal conduct that impairs the performance duties or that is injurious to the Company, including without limitation injurious to the reputation of the Company, (iv) performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours, (v) personal misconduct or refusal or material failure to timely perform his duties and responsibilities or to timely carry out the lawful directives of the Company, which, if capable of being cured shall not have been cured, within thirty (30) days after the Company shall have advised in writing of its intention to terminate employment; provided, that such right to cure shall not apply to any subsequent act or omission of a substantially similar nature or type, or (vi) material non-compliance with the terms of the Agreement or any Company policy, which, if capable of being cured, shall not have been cured within thirty (30) days after the Company shall have advised in writing of its intention to terminate employment for such reason.

In addition, with respect to any guarantee for which Mr. Sobelman is personally the guarantor, then upon separation of employment, Mr. Sobelman shall immediately be removed from such guarantee or, if that cannot be effectuated, then the Company will use commercially reasonable efforts to retire or refinance the debt within thirty (30) days of Mr. Sobelman’s separation. So long as Mr. Sobelman remains on the guarantee, Mr. Sobelman shall receive an annual guarantee fee of one percent (1%) of the amount of the guaranteed indebtedness for a full guarantee and a half percent (0.5%) for any non-recourse/fraud exception guarantee (“Guarantee Fee”). Only in the event of a termination of Mr. Sobelman’s employment by the Company without Cause or by Mr. Sobelman pursuant to a “good reason” (as defined in the Agreement), if the Company is unable to retire or refinance the debt within sixty (60) days of Mr. Sobelman’s separation, the annual guarantee fee for any debt subject to guarantee by Mr. Sobelman shall increase to ten percent (10%) of the guaranteed indebtedness from and after such 60-day period. The Guarantee Fee is paid in arrears and prorated for any portion of any calendar in which Mr. Sobelman makes the guarantee. The Guarantee Fee is to be paid by January 15th of each year. The Guarantee Fee will be paid only on guarantees by Mr. Sobelman that are approved by the Board.

Allison Davies. Ms. Davies was employed as our Chief Financial Officer from January 24, 2022 until November 15, 2023. In connection with Ms. Davies’ termination of employment, on October 3, 2023, the Company and Ms. Davies entered into a Separation and Release Agreement (the “Davies Separation Agreement”). The Davies Separation Agreement provides for termination of Ms. Davies’ employment effective November 15, 2023, or, if later, the close of business on the day the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2023 is filed with the U.S. Securities and Exchange Commission. Pursuant to the Davies Separation Agreement, the Company paid Ms. Davies a lump-sum payment of $57,659 on November 15, 2023, and all 19,366 shares of restricted stock granted to Ms. Davies on March 1, 2023 vested. Additionally, under the Davies Separation Agreement, the Company agreed it will not enforce the covenant of non-competition contained in Section 4(b) of Ms. Davies’ employment agreement, dated January 24, 2022. The Davies Separation Agreement also provides a release of all claims by Ms. Davies, as well as a covenant of non-disparagement.

Ron Cook. The Board of Directors of the Company appointed Ron Cook to serve as the Company’s Vice President of Accounting effective as of November 15, 2023. In his capacity as Vice President of Accounting, Mr. Cook will serve as the Company’s principal financial and accounting officer. Mr. Cook is a consultant with One10 Advisors (“One10”), a Tampa-based accounting firm, and One10 will provide the services of Mr. Cook until November 14, 2024, with a single twelve-month automatic renewal period, at a rate of $200 per hour pursuant to an engagement letter that may be terminated by the Company at any time.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers for all services rendered in all capacities to us for each of the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation		Total
David Sobelman, President and CEO	2023	$200,000	$96,250	$110,000	$—	$—	$—	$394,011	(1)	$800,261
	2022	$150,000	$70,000	$—	$—	$—	$—	$138,300	(2)	$358,300

Ron Cook, Vice President of Accounting	2023	$26,000	$—	$—	$—	$—	$—	$—		26,000

Allison Davies, Former CFO	2023	$192,500	$—	$110,000	$—	$—	$—	$57,659	(3)	$360,159
	2022	$183,333	$66,000	$—	$—	$—	$—	$5,795		$255,128

(1)	Consists of health insurance premiums of $23,953 and guarantee fees payable to Mr. Sobelman of $370,058.
(2)	Consists of health insurance premiums of $9,249 and guarantee fees payable to Mr. Sobelman of $129,051.
(3)	Separation payment paid to Ms. Davies per the separation and release agreement entered into as of October 3, 2023.

Outstanding Equity Awards at Fiscal Year-End

As of December 31, 2023, there were no unvested stock awards held by the named executive officers. None of our executive officers own vested or unvested stock options.

Equity-Based Incentive Compensation

An important element of our total executive compensation is our equity award program. We believe that our equity award program serves a number of important corporate objectives, most importantly the alignment of our executives’ interests with our stockholders’ interests. Our equity award program helps to ensure that each of our executives and directors have a significant portion of their net worth tied to the performance of our stock. We plan to grant additional restricted stock with time-based vesting under our long-term equity incentive program. The Generation Income Properties, Inc. 2020 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) permits our Compensation Committee to grant stock options, stock appreciation rights, performance shares, performance units, shares of common stock, restricted stock, restricted stock units, cash incentive awards, dividend equivalent units, or any other type of award permitted under the Omnibus Incentive Plan. The Omnibus Incentive Plan provides that 2,000,000 shares of our common stock are reserved for issuance under the plan.

Director Compensation

•

On July 15, 2019, the Company granted 2,500 shares of restricted stock to each of Benjamin Adams and Patrick Quilty, vesting 1/3 annually subject to continued service with us pursuant to restricted stock award agreements.

•

On February 3, 2020, the Company granted 2,500 shares of restricted stock to each of Betsy Peck and Stuart Eisenberg, vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements.

•

On January 1, 2021, the Company granted 2,500 shares of restricted stock to each of Benjamin Adams, Patrick Quilty, Stuart Eisenberg and Betsy Peck vesting 1/3 annually subject to continued service pursuant to restricted stock award agreements.

•

On March 1, 2022, the Company granted 7,143 shares of restricted stock to each of Benjamin Adams, Patrick Quilty, Stuart Eisenberg, Betsy Peck, and Gena Cheng vesting over one year subject to continued service pursuant to restricted stock award agreements.

•

On March 1, 2023, the Company granted 8,803 shares of restricted stock to each of Benjamin Adams, Patrick Quilty, Stuart Eisenberg, Betsy Peck, and Gena Cheng vesting over three years subject to continued service pursuant to restricted stock award agreements.

The pro-rated vested share restrictions are removed upon the annual anniversary of the award.

We do not have any other agreements for compensating our directors for their services in their capacity as directors, although such current and future directors are expected in the future to receive restricted shares or stock options to purchase shares of our common stock as awarded by our Board with the exception of Mr. Sobelman, who receives no additional compensation for his service as a director. None of our directors has ever been paid any cash compensation. The following table summarizes all of the compensation earned by our directors for service as a director of the Company during the year ended December 31, 2023:

Name	Fees earned or paid in cash	Stock awards (1)	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Benjamin Adams	—	$50,000	—	—	—	—	$50,000
Gena Cheng	—	$50,000	—	—	—	—	$50,000
Stuart Eisenberg	—	$50,000	—	—	—	—	$50,000
Betsy Peck	—	$50,000	—	—	—	—	$50,000
Patrick Quilty	—	$50,000	—	—	—	—	$50,000

(1)

The amounts reported in this column represent the aggregate fair value of the stock awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation. Relevant assumptions used to determine these amounts include a $5.68 per share valuation with a 0% forfeiture rate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our Common Stock and Series A Redeemable Preferred Stock as of January 5, 2024 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding Common Stock and Series A Redeemable Preferred Stock;

•	each of our directors and named executive officers for 2023; and

•	all directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 2,622,989 shares of common stock and 2,400,000 shares of Series A Preferred Stock outstanding as of January 5, 2024. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock and Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC, which generally require that the individual have voting or investment power with respect to the shares. In computing the number of shares beneficially owned by an individual listed below and the percentage ownership of that individual, shares underlying options, warrants and convertible securities held by each individual that are exercisable or convertible within 60 days of January 5, 2024, are deemed owned and outstanding, but are not deemed outstanding for computing the percentage ownership of any other individual. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all individuals listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated below, the address for each principal stockholder is Generation Income Properties, Inc., 401 E Jackson Street, Suite 3300, Tampa, Florida 33602.

	Shares Beneficially Owned Title or Class of Securities
	Common Stock(1)		Series A Preferred Stock(1)
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders
John Robert Sierra Sr. Revocable Family Trust(2)	226,100	8.3%	—	—
Thomas E. Robinson(3)	206,000	7.9%	—	—
Modiv Industrial, Inc.(4)	—	—	2,400,000	100%
Named Executive Officers and Directors
Benjamin Adams(5)	20,971	*	—	—
Gena Cheng(6)	15,946	*	—	—
Allison Davies(7)	19,366	*	—	—
Stuart Eisenberg(8)	26,946	1.0%	—	—
Betsy Peck(9)	40,946	1.6%	—	—
Patrick Quilty(10)	24,446	*	—	—
David Sobelman(11)	156,384	6.0%	—	—
Ron Cook	—	—	—	—
All executive officers and directors as a group (8 persons)	305,005	11.6%	—	—

*	Represents less than 1% of beneficial ownership.
(1)

Each share of common stock is entitled to one vote, and each share of Series A Preferred Stock has no voting rights, subject to limited exceptions (e.g. amending the Company’s governing documents to adversely affect the rights of holders of Series A Preferred Stock or authorizing the creation or increase in the number of shares of a class or series of stock senior to or on parity with the Series A Preferred Stock).

(2)	Based on information reported on a Schedule 13G/A filed on February 16, 2023. The amount includes 100,000 warrants to purchase shares of Common Stock for $20.00 per share. John Robert Sierra Sr. is the sole trustee of the trust, and by virtue of such relationship, is deemed to have shared voting and investment power with respect to the Common Stock held by the trust. The principal business office address of the John Robert Sierra Sr. Revocable Family Trust is 509 Guisando de Avila, Suite 200, Tampa, FL 33613.
(3)	The principal business office address of Thomas E. Robinson is 477 Viking Drive, Suite 320, Virginia Beach, Virginia 23452.
(4)

The principal business address of Modiv Industrial, Inc. is 200 S. Virginia Street, Suite 800, Reno, Nevada 89501. The shares of Series A Preferred Stock are held by Modiv Operating Partnership, LP, of which Modiv Industrial, Inc. is the general partner. Does not include 2,794,597 shares of common stock issuable to Modiv Operating Partnership, LP pursuant to a redemption of 2,400,000 shares of Series A Preferred Stock held by Modiv Operating Partnership, LP. On December 29, 2023, the Company issued a notice of its intent to redeem on January 31, 2024, 2,400,000 shares of Series A Preferred Stock held by Modiv Operating Partnership, LP in exchange for 2,794,597 shares of the Company’s common stock.

(5)	Consists of 20,946 shares of restricted common stock that vest over a 3-year period of which 11,309 shares have vested and 25 shares of common stock.
(6)	Consists of 15,946 shares of restricted common stock that vest over a 3-year period of which 7,143 shares have vested.
(7)	Consists of 19,366 shares of restricted common stock that vest over a 3-year period.
(8)

Consists of 20,946 shares of restricted common stock that vest over a 3-year period of which 11,310 shares have vested, 3,000 warrants exercisable at $10.00 per share, and 3,000 shares of common stock.

(9)

Consists of 20,946 shares of restricted common stock that vest over a 3-year period of which 11,310 shares have vested, 10,000 warrants exercisable at $10.00 per share, and 10,000 shares of common stock.

(10)

Consists of 20,946 shares of restricted common stock that vest over a 3-year period of which 11,310 shares have vested, 1,000 warrants exercisable at $10.00 per share, and 2,500 shares of common stock.

(11)

Consists of 19,366 shares of restricted common stock that vest over a 3-year period and 134,432 shares of common stock. Includes 2,586 shares of common stock that are issuable to Mr. Sobelman upon the redemption of common units held in the GIP Operating Partnership.

TRANSACTIONS WITH RELATED PERSONS

Securities and Exchange Commission (“SEC”) rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of the last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

We have a formal written policy for the review and approval of transactions with related parties. Our policy with regard to transactions with related persons is that all material transactions are to be reviewed by the entire Board for any possible conflicts of interest. The Board is responsible for review, approval, or ratification of “related-person transactions” involving the Company and related persons.

On October 14, 2022, we entered into a loan transaction that is evidenced by a secured non-convertible promissory note to Brown Family Enterprises, LLC, a preferred equity partner and therefore a related party, for $1.5 million that is due on October 14, 2024, and bears a fixed interest rate of 9%, simple interest. Interest is payable monthly. The loan may be repaid without penalty at any time. The loan is secured by the Operating Partnership’s equity interest in its current direct subsidiaries that hold real estate assets pursuant to the terms of a security agreement between the Operating Partnership and Brown Family Enterprises, LLC. On July 21, 2023, we amended and restated the loan and the related security agreement with Brown Family Enterprises, LLC to reflect an increase in the note and the loan evidenced thereby from $1.5 million to $5.5 million and extend the maturity date thereof from October 14, 2024 to October 14, 2026. Except for the increase in the amount of the loan and note and the extension of the maturity date thereof, no changes were made to the original note and security agreement.

On August 9, 2022, we entered into a redemption agreement with Thomas E. Robinson, a unit holder in our Operating Partnership under which we agreed to redeem his units in our Operating Partnership under a set schedule. As such, we recorded an Other payable—related party in the amount of $2,912,300 upon execution of the redemption agreement and made the first and second installment payments of $325,000 on September 13, 2022 and March 8, 2023 resulting in a remaining balance of $1,809,840 outstanding as of December 31, 2023. Additionally, the Company issued 200,000 shares of common stock at $6.00 per share in accordance with the redemption agreement, and recorded the stock at par value of $2,000 with the remaining $1,198,000 to Additional paid in capital.

On November 30, 2020, we acquired an approximately 3,500 square foot building from GIP Fund 1, LLC a related party that was owned 11% by the President and Chairman of the Company. The retail single tenant property occupied by The Sherwin-Williams Company in Tampa, Florida was acquired for approximately $1.8 million and was funded with approximately $1.3 million of debt from Valley National Bank and the issuance of 24,309 partnership units in the Operating Partnership valued at $20.00 per unit for purposes of the contribution. Since the acquisition, GIP Fund 1, LLC was dissolved and each partner was allocated units to the Operating Partnership pro-rata effectively reducing the President and Chairman of the Company’s ownership to 0.09% as of December 31, 2023.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of our securities does not purport to be complete and is subject to and is qualified in its entirety by our articles of incorporation and bylaws. This description is only a summary. For more detailed information, you should refer to the exhibits to the registration statement. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 100,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. Our articles of incorporation authorizes our Board to amend our articles of incorporation to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without shareholder approval. As of January 5, 2024, we had 2,622,989 shares of common stock issued and outstanding held by 94 shareholders of record and 2,400,000 shares of Series A Preferred Stock was issued or outstanding. In addition, we had 249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share and 625,530 warrants exercisable for 625,530 shares of common stock (or 62,553 shares on a cashless-exercise basis). The warrants are currently exercisable at prices of $10.00-20.00 per share of common stock, subject to adjustment in certain circumstances, and 50,000 will expire in April 2026, 50,000 will expire in November 2027, and the remaining will expire in September 2026. Under Maryland law, shareholders are not personally liable for the obligations of a company solely as a result of their status as shareholders.

Common Stock

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “GIPR.” Subject to the preferential rights, if any, of holders of any other class or series of shares of stock and to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, holders of our common stock are entitled to receive distributions on such shares of stock out of assets legally available therefor if, as and when authorized by our Board and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of common stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors, and, except as provided with respect to any other class or series of shares of stock, the holders of such common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the remaining shareholders will not be able to elect any directors.

Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our articles of incorporation and the terms of any other class or series of common stock, all of our common stock will have equal dividend, liquidation and other rights.

Series A Preferred Stock

The Company has authorized 2,400,000 shares of Series A Preferred Stock, of which 2,400,000 shares are issued and outstanding. Subject to certain terms and conditions set forth in the Articles Supplementary for the Series A Redeemable Preferred Stock, from the date of issuance until March 15, 2024, the Series A Preferred Stock will be redeemable at the Company’s option for either (i) cash, in whole or in part, at a price per share equal to the $5.00 liquidation preference, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, until the redemption date on each share of Series A Preferred Stock to be redeemed (the “Cash Redemption Price”) or (ii) subject to the Company’s satisfaction of certain conditions, a number of shares of our common stock (which we refer to herein as the “Underlying Shares”), in whole only and not in part, equal to the Cash Redemption Price, divided by the share price of our common stock as measured by the product of (a) the volume weighted average price (“VWAP”) of our common stock for the 60 trading days immediately preceding the date the Company provides written notice of its intent to redeem the Series A Preferred Stock and (b) 110%. The maximum number of shares of common stock that shall be required to redeem the shares of Series A Preferred Stock in full shall not exceed 3,000,000 shares of common stock (the “Ceiling”) and the minimum number of shares of common stock that shall be required to redeem the shares of Series A Preferred Stock in full shall be no less than 2,200,000 shares (the “Floor”); provided that the Ceiling will not apply if (i) we fail to pay as of the redemption date all dividends accrued (whether or not authorized or declared) on the Series A Preferred Stock, to, but not including, the redemption date, or (ii) at any time after August 10, 2023, and before redemption of the Series A Preferred Stock, the Company fails to pay a monthly dividend on the common stock or reduces, or announces its intent to reduce, the monthly dividend paid on shares of common stock to a rate lower than $0.039 per share per month. Each of the Floor and the Ceiling is subject to proportionate adjustments for any share splits (including those effected pursuant to a distribution of the common stock), subdivisions, reclassifications or combinations with respect to the common stock as described in the Articles Supplementary. After March 15, 2024, the Company may only redeem the Series A Preferred Stock for the Cash Redemption Price, unless Modiv agrees, in its sole and absolute discretion, to a redemption of the Series A Preferred Stock for shares of common stock, on terms acceptable to Modiv.

In addition, the Company’s right to redeem the Series A Preferred Stock for the Underlying Shares is conditioned upon the Company obtaining the approval of its shareholders for the issuance of such Underlying Shares as required by the rules of the Nasdaq Stock Market, which the Company obtained on November 9, 2023; such Underlying Shares being listed on Nasdaq; the SEC having declared a registration statement effective registering the distribution of such Underlying Shares by Modiv to its shareholders and/or the resale of such Underlying Shares by Modiv; and Modiv having received the approval of its lenders to distribute such Underlying Shares to its shareholders.

The Series A Preferred Stock ranks, with respect to dividend rights and rights upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, senior to all classes or series of the common stock. Holders of Series A Preferred Stock, when, as and if authorized by the Company’s board of directors and declared by the Company out of funds legally available for the payment of dividends, are entitled to cumulative cash dividends at the rate of 9.5% per annum of the $5.00 liquidation preference per share, equivalent to a fixed annual amount of $0.475 per share, which shall increase to a rate of 12.0% of the $5.00 liquidation preference per share per annum, equivalent to a fixed annual amount of $0.60 per share, beginning on September 15, 2024. Dividends are payable monthly in arrears on or about the 15th day of each month, beginning on September 15, 2023. Dividends will accrue and be cumulative from and including August 10, 2023, the first date on which shares of the Series A Preferred Stock were issued.

The Company shall redeem the Series A Preferred Stock for an amount equal to the Cash Redemption Price, upon the delisting of the common stock from the Nasdaq Stock Market.

In the event of a Change of Control (as defined in the Articles Supplementary) of the Company, the Company shall redeem the Series A Preferred Stock, at the option of Modiv, for either (a) cash, in an amount equal to the Cash Redemption Price, (b) a number of shares of common stock equal to the Cash Redemption Price divided by the price per share of the common stock as measured by the VWAP of the common stock for the 60 trading days immediately preceding the date of the announcement of such Change of Control (the “Change of Control Share Redemption Consideration”) or (c) the kind and amount of consideration which Modiv would have owned or been entitled to receive had it held a number of shares of common stock equal to the Change of Control Share Redemption Consideration immediately prior to the effective time of the Change of Control.

Warrants

Overview. The following summary of certain terms and provisions of the Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant agent agreement between us and the Warrant Agent, and the form of Warrant, both of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022. The Warrants entitle the registered holder to purchase one share of our common stock at a price equal to $10.00 per share, subject to adjustment as discussed below, terminating at 5:00 p.m., New York City time, in five years after issuance. The Warrants are listed on the Nasdaq Capital Market under the symbol “GIPRW.”

Exercisability. The Warrants are exercisable at any time and at any time up to the date that is five years after their original issuance. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the warrant certificate completed and executed as indicated. If we fail to maintain the effectiveness of the registration statement and current prospectus relating to the common stock issuable upon exercise of the Warrants, the holders of the Warrants shall have the right to exercise the Warrants solely via a cashless exercise feature provided for in the Warrants, until such time as there is an effective registration statement and current prospectus.

Exercise Limitation. A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.8%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.8% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Warrants is $10.00 per share. The Warrants may be exercised at any time up to the date that is five years after their original issuance. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distribution of assets, including cash, stock or other property to our shareholders.

Cashless Exercise. If, at any time after the Warrants first become exercisable, a holder of the Warrants exercises the Warrants and a registration statement registering the issuance of the shares of common stock underlying the Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Warrants. In addition, after 120 days after the Warrants are issued, any Warrant may be exercised on a cashless basis for 10% of the shares underlying the Warrant if the volume-weighted average trading price of our shares of common stock on Nasdaq is below the then-effective exercise price of the Warrant for 10 consecutive trading days. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Warrants to the holders.

Fractional Shares. No fractional shares of common stock will be issued upon exercise of the Warrants. If, upon exercise of the Warrant, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise and at our option, pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up to the next whole share.

Transferability. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned at the option of the holder without our consent.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Shareholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant, with certain limited exceptions (such as the right to receive non-cash dividends), does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Warrant.

Exclusive Forum. All questions concerning the construction, validity, enforcement and interpretation of the Warrants shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Warrant provides that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by the Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Although this exclusive forum provision applies to federal securities law claims, the Warrant provides that nothing in the Warrant limits or restricts the federal district court in which a holder of a Warrant may bring a claim under the federal securities laws. In addition, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, and the Securities Act of 1933, as amended, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by such act or the rules and regulations thereunder. Also, a court may find the exclusive forum provisions in the Warrants otherwise unenforceable with respect to one or more specified types of actions or legal proceedings, and in such case, we may incur additional costs associated with resolving such matters in other jurisdictions.

No Appraisal Rights

As permitted by Maryland law, our charter provides that shareholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination.

Power to Reclassify Our Unissued Shares of Stock

Our articles of incorporation authorize our Board to classify and reclassify any unissued common or preferred shares into other classes or series of shares of stock. Prior to the issuance of shares of each class or series, our Board is required by Maryland law and by our articles of incorporation to set, subject to the provisions of our articles of incorporation regarding the restrictions on ownership and transfer of shares of stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common stock or preferred shares that have priority over our common stock as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to Increase or Decrease Authorized Shares of Stock and Issue Additional Common Stock and Preferred Shares

We believe that the power of our Board to amend our articles of incorporation to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued common stock or preferred shares and to classify or reclassify unissued common stock or preferred shares and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our Board does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our shareholders.

Restrictions on Ownership and Transfer

For us to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our articles of incorporation, subject to certain exceptions, restricts the amount of our shares of stock that a person may beneficially or constructively own. Our articles of incorporation provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of stock.

Our articles of incorporation also prohibits any person from (i) beneficially owning shares of stock to the extent that such beneficial ownership would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year but otherwise not applying until June 15 of the second year for which we will file tax returns to be taxed as a REIT), (ii) transferring our shares of stock to the extent that such transfer would result in our shares of stock being beneficially owned by less than 100 persons (determined under the principles of Section 856(a)(5) of the Code), (iii) beneficially or constructively owning our shares of stock to the extent such beneficial or constructive ownership would cause us to constructively own ten percent (10%) or more of the ownership interests in a tenant (other than a taxable REIT subsidiary “TRS”) of our real property within the meaning of Section 856(d)(2)(B) of the Code to the extent the income derived by us from such tenant would cause us to fail to satisfy any of the gross income requirements of Section 856(c) of the Code or (iv) beneficially or constructively owning or transferring our shares of stock if such ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board, in its sole discretion, may prospectively or retroactively exempt a person from the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for such person. The person seeking an exemption must provide to our Board such representations, covenants and undertakings as our Board may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our Board may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our Board may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board, in its sole discretion, in order to determine or ensure our status as a REIT.

Our Board has waived the ownership limits for the John Robert Sierra Sr. Revocable Family Trust, who currently owns 125,000 shares of our common stock and currently exercisable warrants to purchase 100,000 shares of our common stock. Our Board has also waived the ownership limits for Modiv OP, who currently owns 2,400,000 shares of our Series A Preferred Stock.

Any attempted transfer of our shares of stock which, if effective, would violate any of the restrictions described above will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of stock being beneficially owned by fewer than 100 persons will be void from the time of such purported transfer and the proposed transferee will not acquire any rights in such shares.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our shareholders.

Stock Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

The following summary of the terms of the agreement of limited partnership of our Operating Partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P., as amended, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Management

We are the sole general partner of our Operating Partnership, which is organized as a Delaware limited partnership. We conduct substantially all of our operations and make substantially all of our investments through the Operating Partnership. Pursuant to the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions, refinancing and selection of lessees, make distributions to partners, and to cause changes in the Operating Partnership’s business activities. Pursuant to the partnership agreement, the limited partners in the Operating Partnership may not remove us as general partner, with or without cause.

Capital Contribution

The partnership agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds.

Under the partnership agreement, we are obligated to contribute the net proceeds of any future offering of shares as additional capital to the Operating Partnership. If we contribute additional capital to the Operating Partnership, we will receive additional common units in the Operating Partnership and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the Operating Partnership, we will revalue the property of the Operating Partnership to its fair market value (as determined by us) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by us) on the date of the revaluation. The Operating Partnership may issue preferred units, in connection with acquisitions of property or otherwise, which could have priority over common units with respect to distributions from the Operating Partnership, including the common units we own.

Series A Preferred Units

The Operating Partnership has designated 2,400,000 Series A preferred units. The Series A preferred units rank senior to all classes or series of common units in the Operating Partnership with respect to distribution rights and rights upon the voluntary or involuntary liquidation, dissolution or winding up of the Operating Partnership. All Series A preferred units must be owned and held at all times solely by us and correspond to the number of issued and outstanding shares of our Series A Preferred Stock. The Series A preferred units are intended to have designations, preferences and other rights and terms that are substantially the same as those of our Series A Preferred Stock, all such that the economic interests of the Series A preferred units and the Series A Preferred Stock are substantially similar. See “Description of Securities—Series A Preferred Stock.”

Redemption Rights

Pursuant to the partnership agreement, any future limited partners, other than us, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem their common units in exchange for cash or, at our option, common stock on a one-for-one basis. The cash redemption amount per unit is based on the market price of our common stock at the time of redemption. The number of common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

•	result in any person owning, directly or indirectly, common stock in excess of the share ownership limit in our articles of incorporation;

•	result in our common stock being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	result in our being “closely held” within the meaning of Section 856(h) of the Code;

•

cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, the Operating Partnership’s or a subsidiary partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code;

•	cause us to fail to qualify as a REIT under the Code; or

•

cause the acquisition of common stock by such redeeming limited partner to be “integrated” with any other distribution of common stock for purposes of complying with the registration provisions of the Securities Act.

We may, in our sole and absolute discretion, waive any of these restrictions.

As of January 5, 2024, we own 91% of the common units in the Operating Partnership and outside investors own 9%. We own all of the Series A preferred units.

In the future we may issue additional common units in our Operating Partnership in exchange for acquiring net lease properties.

The partnership agreement requires that the Operating Partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

Distributions

The partnership agreement provides that the Operating Partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of the Operating Partnership’s property in connection with the liquidation of the Operating Partnership) at such time and in such amounts as determined by us in our sole discretion, to us and the limited partners in accordance with their respective percentage interests in the Operating Partnership, subject to prior payment of any preferred return on the Series A preferred units.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, and after payment of any preferred return, any remaining assets of the partnership will be distributed to us and the limited partners with positive capital accounts in accordance with their respective positive capital account balances.

Amendments

In general, we may amend the partnership agreement without the consent of the limited partners. However, any amendment to the partnership agreement that would adversely affect the redemption rights or certain other rights of the limited partners requires the consent of limited partners holding a majority in interest of the common units in our partnership.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

The following is a summary description of the general material U.S. federal income tax aspects applicable to Modiv OP unitholders and shareholders of Modiv in connection with the Distribution. The tax treatment of a shareholder or unitholder may vary, depending upon his, her or its particular situation. In this regard, special rules not discussed in this summary may apply to some of Modiv OP’s unitholders and Modiv’s shareholders. This summary is limited to Modiv OP unitholders and holders of Modiv common stock that are U.S. Holders, as defined below, and that hold their Modiv OP units or Modiv common stock, as the case may be, as a capital asset. The following discussion may not be applicable to a Modiv OP unitholder or a Modiv shareholder who acquired his, her or its units or shares by exercising stock options or otherwise as compensation.

A “U.S. Holder” is a beneficial owner of Modiv OP units or Modiv capital stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary Treasury Regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

This summary is for general information only and does not constitute tax advice. It does not discuss all tax considerations that may be relevant to Modiv OP unitholders or Modiv shareholders in light of their particular circumstances, nor does it address the consequences to Modiv OP unitholders or Modiv shareholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities, including private foundations;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•

persons who acquired Modiv common stock as part of a position in a straddle or as part of hedging, conversion, synthetic security, integrated investment, constructive sale transaction or other risk reduction transaction for U.S. federal income tax purposes;

•	persons who are subject to the alternative minimum tax;

•	persons whose functional currency is not the U.S. dollar;

•	certain former citizens or long-term residents of the United States;

•	persons who are subject to special accounting rules under Section 451(b) of the Code;

•	persons who own Modiv common stock or units through partnerships or other pass-through entities; or

•	persons who hold Modiv common stock or units through a tax-qualified retirement plan.

This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the Distribution.

It does not address any tax consequences arising under the Medicare tax on net investment income or the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). In addition, it does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences of the Distribution. It does not address any tax consequences to holders of Modiv OP units or Modiv common stock that are not U.S. Holders.

If a partnership, or any other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, holds Modiv OP units or Modiv common stock, the tax treatment of an owner of that entity will generally depend on the status of the owner and the activities of the entity. Such an entity or an owner thereof is urged to consult its own tax advisor as to its tax consequences.

EACH HOLDER OF MODIV OP UNITS AND MODIV COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION AND THE RECEIPT OF THE DISTRIBUTION SHARES BY SUCH HOLDER OF MODIV OP UNITS AND/OR MODIV COMMON STOCK.

Tax Consequences of the Distribution

Distribution from Modiv OP to Modiv OP Unitholders

Under Section 731(a) of the Code, a nonliquidating distribution of property by a partnership to a partner generally does not result in the recognition of gain or loss by the partner, except that gain is recognized to the extent that the amount of money distributed exceeds the adjusted basis of the partner’s interest in the partnership immediately before the distribution. Under Section 731(c) of the Code, marketable securities are treated as money. Treasury Regulations promulgated under Section 731(c) of the Code provide that stock is a marketable security if it is of a type that is, as of the date of distribution, listed on a national securities exchange. At the time of the distribution, the shares of common stock to be distributed by Modiv OP are anticipated to be registered under this prospectus and listed on Nasdaq and consequently, are likely to be treated as “marketable securities” under Section 731(c) of the Code. Certain exceptions exist, however, that if applicable, may prevent marketable securities from being treated as money for purposes of Section 731(a) of the Code. Such exceptions depend on the applicable factual circumstances and the satisfaction of certain conditions. No determination has been made by us or our counsel whether any of the exceptions could be available here. In general, if our shares of common stock are considered marketable securities, the excess of the fair market value of our shares of common stock at the time of the Distribution over a Modiv OP unitholder’s tax basis in the Modiv OP units owned by such holder would be taxable as a capital gain, and such holder would receive a tax basis in our shares of common stock in an amount equal to such shares’ fair market value. If our shares of common stock are not considered to be “marketable securities,” a Modiv OP unitholder’s receipt of our shares of common stock in the Distribution would generally not be a taxable event for U.S. federal income tax purposes. None of the Company, Modiv OP or Modiv expects to obtain a private letter ruling from the IRS or an opinion of counsel, on the tax consequences of the Distribution to Modiv OP unitholders. Each Modiv OP unitholder should consult with their own tax advisor to determine the consequences of the Distribution to them in light of their particular circumstances.

Distribution from Modiv to Modiv Shareholders

For U.S. federal income tax purposes, it is anticipated that the distribution by Modiv of the shares of our common stock will constitute a taxable transaction for U.S. federal income tax purposes. Neither the Company nor Modiv expects to obtain a private letter ruling from the IRS, or an opinion of counsel, on the tax consequences of the Distribution. So long as Modiv qualifies as a real estate investment trust (a “REIT”) and does not designate its distribution of our shares of common stock to a U.S. Holder of Modiv stock as a “capital gain dividend”, the fair market value of our common stock received generally will be taxed as ordinary income to the extent of Modiv’s current or accumulated earnings and profits and will not be eligible for the dividends received deduction generally available for corporations. Any distribution in excess of Modiv’s current and accumulated earnings and profits will not be taxable to a U.S. Holder of Modiv stock to the extent that the distribution does not exceed the adjusted tax basis of the U.S. Holder’s shares of Modiv stock. Rather, such distribution will reduce the adjusted basis of such shares of Modiv stock. To the extent that the distribution exceeds the adjusted tax basis of the U.S. Holder’s shares of Modiv stock, it will be included in income as long-term capital gain, or short-term capital gain if the Modiv shares have been held for one year or less. Any dividend declared by Modiv in October, November or December of any year and payable to a U.S. Holder of record on a specified date in any such month will be treated as both paid by Modiv and received by the U.S. Holder on December 31 of such year, provided that the dividend is actually paid by Modiv before the end of January of the following calendar year.

Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations. However, for taxable years beginning after December 31, 2017 and before January 1, 2026, under Section 199A of the Internal Revenue Code, noncorporate U.S. shareholders may deduct up to 20% of certain qualified business income, including “qualified REIT dividends” (generally, dividends received by a REIT shareholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations. In order for a dividend paid by a REIT to be eligible to be treated as a “qualified REIT dividend,” a U.S. Holder of Modiv stock must meet certain holding period requirements. Holders of Modiv stock should consult their tax advisors concerning the applicability of these rules and any limitations on the ability to deduct a portion of the contemplated Modiv distribution.

Modiv may elect to designate a distribution of its net capital gain as “capital gain dividend,” which is taxed to shareholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. Holder has held its shares of Modiv stock. If Modiv designates any portion of the distribution of the shares of our common stock as a capital gain dividend, a U.S. Holder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. It would be expected that, if Modiv elects to designate a distribution of its net capital gain as “capital gain dividend”, it may also designate such capital gain dividends as either 20% or 25% rate distributions (generally the maximum individual tax rate applicable to long term real estate capital gains). Corporate shareholders, however, may be required to treat up to 20% of a capital gain dividend as ordinary income.

Back-up Withholding Requirements

Modiv OP and Modiv will be required to comply with United States information reporting requirements with respect to the Distribution. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding with respect to the Distribution unless the U.S. Holder (a) falls within an exempt category and, when required, demonstrates these facts (including by providing any applicable IRS form); or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amount withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. Moreover, Modiv may be required to withhold a portion of any capital gain distribution made to any U.S. Holder who fails to certify their non-foreign status. If information reporting requirements apply to a shareholder, the amount of dividends paid with respect to the shareholder’s shares will be reported annually to the IRS and to the shareholder.

MODIV OP UNITHOLDERS AND MODIV SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the material federal income tax considerations that you, as a shareholder, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT. Foley & Lardner LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as:

•	insurance companies;

•	tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Shareholders” below);

•	financial institutions or broker-dealers;

•	non-U.S. individuals, corporations, estates and trusts (except to the limited extent discussed in “— Taxation of Non-U.S. Shareholders” below);

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding our common stock through a partnership or similar pass-through entity or on behalf of other persons as nominees; and

•	persons holding a 10% or more (by vote or value) beneficial interest in our shares of stock.

This summary assumes that shareholders hold shares as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section are based on the current federal income tax laws, all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general information purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of Our Company

We have elected to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2021. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our stock. We believe that we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. However, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.

In connection with this offering, Foley & Lardner LLP has rendered an opinion that, commencing with our taxable year ending December 31, 2021, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the U.S. federal income tax laws for our taxable year ending December 31, 2021 and subsequent taxable years. Investors should be aware that Foley & Lardner LLP’s opinion is based upon various customary assumptions relating to our organization and operation, is conditioned upon certain representations and covenants made by our management as to factual matters, including representations regarding our organization, the nature of our assets and income and the conduct of our business operations. Foley & Lardner LLP’s opinion is not binding upon the IRS or any court and speaks as of the date issued. In addition, Foley & Lardner LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively.

Moreover, our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of ownership of our stock and the percentage of our earnings that we distribute. Foley & Lardner LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given by tax counsel or by us that we will qualify as a REIT for any particular year. Foley & Lardner LLP’s opinion contemplates that we may have to use one or more of the REIT savings provisions described below, which could require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

The sections of the Code and Treasury Regulations relating to qualification, operation and taxation as a REIT are highly technical and complex. The following discussion sets forth on the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on any taxable income, including undistributed net capital gain that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

•	the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the shareholders) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions with a TRS that are not conducted on an arm’s-length basis.

•

In the event of a failure of any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations (currently 21%) on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

In the event we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 5-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

Similar rules apply with respect to any built-in gain that exists with respect to our assets on the effective date of our REIT election.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Recordkeeping Requirements.”

•	The earnings of our lower-tier entities that are subchapter C corporations, including TRSs, will be subject to federal corporate income tax.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, TRSs will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more directors or trustees.

2.	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of the taxable year.

7.

It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to shareholders.

9.	It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

We must meet requirements 1 through 4, 7, and 8 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. As we have made our REIT election for our taxable year ending December 31, 2021, requirements 5 and 6 applied to us beginning with our 2022 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit-sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6.

Our articles of incorporation provides restrictions regarding the transfer and ownership of our shares of stock. See “Description of Securities — Restrictions on Ownership and Transfer.” We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our articles of incorporation are intended, among other things, to assist us in satisfying requirements 5 and 6 above. These restrictions, however, may not ensure that we will be able to satisfy such share ownership requirements in all cases. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate.

To monitor compliance with the share ownership requirements, we generally will be required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT status. We intend to comply with these requirements.

For purposes of requirement 9, we have adopted December 31 as our year end for U.S. federal income tax purposes and thereby satisfy this requirement.

Subsidiary Entities

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see “— Asset Tests”) will be based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share will be based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. In the event that a disregarded subsidiary of ours ceases to be wholly-owned – for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours – the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the total value or total voting power of the outstanding securities of another corporation. See “—Gross Income Tests” and “—Asset Tests.”

Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders. A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income tax rates. See “—Taxation of Taxable U.S. Shareholders” and “—Annual Distribution Requirements.”

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property, or on interests in real property;

•	dividends on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets (other than certain debt instruments of publicly offered REITs); and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of stock other than shares issued pursuant to our distribution reinvestment plan or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of shares or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain” below. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property

Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	The rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of gross receipts or sales.

•

Neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS. Under an exception to such related-party tenant rule, rent that we receive from a TRS will qualify as “rents from real property” as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related- party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space.

•

If the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

•

We generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” that is adequately compensated and from which we do not derive revenue. However, we need not provide services through an independent contractor, but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•

charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•

rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•

derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

In order for the rent paid under our leases to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether our leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement; and

•

the degree of control over the property that is retained by the property owner (for example, whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and the extent to which the property owner retains the risk of loss with respect to the property (for example, whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain with respect to the property.

We currently intend to structure any leases we enter into so that they will qualify as true leases for federal income tax purposes. Our belief is based, in part, on the following facts:

•	we and the lessee intend for our relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

•	the lessee will have the right to exclusive possession and use and quiet enjoyment of the property covered by the lease during the term of the lease;

•

the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the property other than the cost of certain capital expenditures, and dictate, either directly or through third-party operators that are eligible independent contractors who work for the lessee during the terms of the leases, how the property will be operated and maintained;

•	the lessee generally will bear the costs and expenses of operating the property, including the cost of any inventory used in their operation, during the term of the lease;

•	the lessee will benefit from any savings and bear the burdens of any increases in the costs of operating the property during the term of the lease;

•

in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the property subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

•

the lessee generally will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of: (i) injury to persons or damage to property occurring at the property; (ii) the lessee’s use, management, maintenance or repair of the property; (iii) taxes and assessments in respect of the property that are obligations of the lessees; (iv) any breach of the leases by the lessees, and (v) the nonperformance of contractual obligations of the lessees with respect to the property;

•	the lessee will be obligated to pay, at a minimum, material base rent for the period of use of the property under the lease;

•	the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, either directly or through the eligible independent contractors, operates the property;

•

we expect that each lease that we enter into, at the time we enter into it (or at any time that any such lease is subsequently renewed or extended) will enable the applicable lessee to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the property during the term of its lease; and

•	upon termination of each lease, the applicable property will be expected to have a substantial remaining useful life and substantial remaining fair market value.

If our leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that we and our subsidiaries receive from our percentage and other leases may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

We expect to enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions that we treat as true leases are financing arrangements or loans rather than true leases for federal income tax purposes. Recharacterization of a sale-leaseback transaction as a financing arrangement or loan could jeopardize our REIT status.

Interest

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest outstanding balance of the loan during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. The failure of a loan to qualify as an obligation secured by a mortgage on real property within the meaning of the REIT rules could adversely affect our ability to qualify as a REIT. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may, on a select basis, purchase mortgage loans. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to acquire the loan, a portion of the interest income from such loan that is not allocable to real property will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.

We may also, on a select basis, purchase mezzanine loans, which are loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. IRS Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, we anticipate that the mezzanine loans we may acquire typically will not meet all of the requirements for reliance on this safe harbor. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the gross income and asset tests.

Dividends Received

Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

•

the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

•

either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (3) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year or (4) the REIT satisfies the test in preceding clause (3) by substituting 20% for 10% and either the 3-year average adjusted bases percentage for the taxable year or the 3-year average fair market value percentage for the taxable year does not exceed 10%

•	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

•

if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

We generally will attempt to comply with the terms of safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provision or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Foreign Currency Gain

Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income tests. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Failure to Satisfy Gross Income Tests

We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the U.S. Treasury.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages loans secured by real property;

•	stock in other REITs; and

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings (other than our distribution reinvestment plan) or public offerings of debt with at least a five-year term.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities that are not qualifying assets for purposes of the 75% asset test.

Sixth, not more than 25% of the value of our gross assets may be represented by nonqualified publicly offered REIT debt instruments (i.e., those that are not secured by mortgages on real property or interests in real property).

For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include shares in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include “straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into shares, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-”straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

In addition, the following are not treated as securities for purposes of the 10% value test:

•	Any loan to an individual or an estate;

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

•	Certain securities issued by governmental entities;

•	Any security issued by a REIT;

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and debt securities of the partnership; and

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above.

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

As described above, we may, on a select basis, invest in mezzanine loans. Although we expect that our investments in mezzanine loans will generally be treated as real estate assets, we anticipate that the mezzanine loans in which we invest will not meet all the requirements of the safe harbor in IRS Revenue Procedure 2003-65. Thus no assurance can be provided that the IRS will not challenge our treatment of mezzanine loans as real estate assets. If we invest in mezzanine loans, we intend to invest in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above, we will not lose our REIT qualification if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a failure of any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (2) we file a description of each asset causing the failure with the IRS and (3) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We believe that the assets that we will hold will satisfy the foregoing asset test requirements. However, we will not obtain independent appraisals to support our conclusions as to the value of our assets and securities, or the real estate collateral for the mortgage or mezzanine loans that support our investments. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income that exceeds a percentage of our income.

We must distribute such dividends in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to satisfy this requirement and give rise to a deduction, such dividends may not be “preferential.” A dividend will not be deemed to be preferential if it is pro rata among all outstanding shares of stock within a given class and any preferences between classes of stock are made pursuant to the terms contained in our organizational documents. Under certain technical rules governing deficiency dividends, we could lose our ability to cure an under-distribution in a year with a subsequent year deficiency dividend if we pay preferential dividends. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, to abide by the rights and preferences of each class of the company’s shares if there is more than one, and to seek to avoid dividend equivalent redemptions. This limitation regarding preferential distributions will not apply if we qualify as a “publicly offered REIT.” A “publicly offered REIT” includes all public listed REITs and public non-listed REITs that are required to file annual and periodic reports with the SEC under the Exchange Act.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods, we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our shares of stock or debt securities.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure.

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction and shareholders taxed at individual rates may be eligible for the reduced federal income tax rate on such “qualified dividends.” Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we failed to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our common stock that for U.S. federal income tax purposes is not a tax-exempt organization and is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Taxation of Distributions

As long as we qualify as a REIT, a taxable U.S. shareholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. In addition, dividends paid to a non-corporate U.S. shareholder generally will not qualify for the 20% maximum tax rate for “qualified dividend income.” The maximum tax rate on qualified dividend income is lower than the maximum tax rate on ordinary income, which is currently 37%. Through taxable years ending December 31, 2025, the top effective rate applicable to ordinary dividends from REITs is 29.6% (through a 20% deduction for ordinary REIT dividends received that are not “capital gain dividends” or “qualified dividend income,” subject to complex limitations). The 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations, such as any TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g. , to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. shareholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. shareholder has held our common stock. We generally will designate our capital gain dividends as either 20% or 25% rate dividends. See “— Capital Gains and Losses.” A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such shareholder, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares of stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common stock. Instead, the distribution will reduce the adjusted basis of such shares of stock. A U.S. shareholder will recognize a gain on a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in his or her shares of stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a dividend in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually distribute such dividend during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income, and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Taxation of U.S. Shareholders on the Disposition of Common stock

A U.S. shareholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. shareholder has held our common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common stock held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of our common stock may be disallowed if the U.S. shareholder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property,” or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, whether or not classified as long-term capital gain.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally will designate whether such a distribution is taxable to our shareholders taxed at individual rates at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax on Unearned Income

High-income individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) “net investment income” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as dividends and gains from sales of stock. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The IRS has issued a ruling that dividends from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of beneficial interest in the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute UBTI. However, if a tax-exempt shareholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of stock in proportion to their actuarial interests in the pension trust; and

either:

•	one pension trust owns more than 25% of the value of our shares of stock; or

•	a group of pension trusts individually holding more than 10% of the value of our shares of stock collectively owns more than 50% of the value of our shares of stock.

Taxation of Non-U.S. Shareholders

The term “non-U.S. shareholder” means a holder of our common stock that is not a U.S. shareholder or a partnership (or entity treated as a partnership for federal income tax purposes). The rules governing federal income taxation of nonresident alien individuals, foreign corporations, and other foreign shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our common stock, including any reporting requirements.

Taxation of REIT Distributions

A distribution to a non-U.S. shareholder that is not attributable to gain from our sale or exchange of a “United States real property interest,” or USRPI, as defined below, that we do not designate as a capital gain dividend or retained capital gain and that we pay out of our current or accumulated earnings and profits will be subject to a 30% withholding tax on the gross amount of the dividend unless an applicable tax treaty reduces or eliminates the tax. If a dividend is “effectively connected income,” or such dividend is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the dividend at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividend, and a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to that dividend. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares of stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its common stock, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus will be required to file U.S. federal income tax returns and will be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We will be required to withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against its tax liability for the amount we withhold.

However, if our common stock are regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as the non-U.S. shareholder did not own more than 10% of our common stock at any time during the one-year period preceding the distribution. As a result, non-U.S. shareholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 10% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common stock during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Taxation of Dispositions of REIT Shares

Non-U.S. shareholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock or if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT’s assets are United States real property interests, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, if we are a United States real property holding corporation, a non-U.S. shareholder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. shareholders. We cannot assure you that this test will be met. If our common stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to our common stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. shareholder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. shareholder will not be subject to tax under FIRPTA if:

•	our common stock is treated as being regularly traded under applicable U.S. Treasury Regulations on an established securities market; and

•	the non-U.S. shareholder owned, actually or constructively, 10% or less of our common stock at all times during a specified testing period.

If the gain on the sale of our common stock were taxed under FIRPTA, a non-U.S. shareholder would be taxed on that gain in the same manner as U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain; or

•

the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his or her capital gains.

FATCA Withholding

Under legislation (commonly referred to as “FATCA”), withholding at a rate of 30% will be required on dividends in respect of our common stock received by certain non-U.S. holders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. In addition, if those disclosure requirements are not satisfied, under FATCA, a U.S. withholding tax at a 30% rate will be imposed, for payment after December 31, 2018, on gross proceeds from the sale of shares of our common stock received by certain non-U.S. holders. If payment of withholding taxes is required, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such interest and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. However, under recently released proposed Treasury Regulations, such gross proceeds are not subject to FATCA withholding. In the preamble to these proposed Treasury Regulations, the IRS has stated that taxpayers may generally rely on the proposed treasury Regulations until final Treasury Regulations are issued. Non-U.S. shareholders are encouraged to consult with their tax advisers regarding the possible implications of the FATCA rules on their investment in our common stock.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at a rate of 24% with respect to distributions unless the holder:

•	is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. shareholder provided that the non-U.S. shareholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the net proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. shareholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established. Payment of the net proceeds from a disposition by a non-U.S. shareholder of common stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. shareholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the shareholder’s federal income tax liability if certain required information is furnished to the IRS. Shareholders are urged to consult their own tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our Operating Partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a “Partnership” and, collectively, the “Partnerships”). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We will include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes. Each Partnership intends to be classified as a partnership for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year, 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership is expected to qualify for the private placement exclusion in the foreseeable future.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See “— Gross Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Our Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Any property purchased by our Operating Partnership for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. Our Operating Partnership has acquired properties by contribution in exchange for interests in our Operating Partnership, which resulted in book-tax differences. Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis of contributed properties in the hands of our Operating Partnership (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements and may result in a greater portion of our distributions being taxed as dividends. Our Operating Partnership generally intends to use the “traditional” method for allocating items with respect to which there is a book-tax difference caused by the contribution of properties to our Operating Partnership in exchange for interests.

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Basis in Partnership Units. Our adjusted tax basis in our common units in our Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to our Operating Partnership;

•	increased by our allocable share of our Operating Partnership’s income and our allocable share of indebtedness of our Operating Partnership; and

•

reduced, but not below zero, by our allocable share of our Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our Operating Partnership.

If the allocation of our distributive share of our Operating Partnership’s loss would reduce the adjusted tax basis of our common units below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that our Operating Partnership’s distributions, or any decrease in our share of the indebtedness of our Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Sale of a Partnership’s Property

Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “— Gross Income Tests.” We do not presently intend to acquire or hold or to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such partnership’s trade or business.

State, Local and Foreign Taxes

We and you may be subject to taxation by various states, localities and foreign jurisdictions, including those in which we or a shareholder transacts business, owns property or resides. The state, local and foreign tax treatment may differ from the federal income tax treatment described above.

Consequently, you are urged to consult your own tax advisors regarding the effect of state, local and foreign tax laws upon an investment in our common stock.

ERISA CONSIDERATIONS

A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in our common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Code). Thus, a plan fiduciary considering an investment in our common stock also should consider whether the acquisition or the continued holding of the shares might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor (the “DOL”). Similar restrictions apply to many governmental and foreign plans which are not subject to ERISA. Thus, those considering investing in the shares on behalf of such a plan should consider whether the acquisition or the continued holding of the shares might violate any such similar restrictions.

The DOL has issued final regulations (the “DOL Regulations”), as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. We believe that the restrictions imposed under our articles of incorporation on the transfer of our shares are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

Assuming that the common stock will be “widely held” and “freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

Each holder of our common stock will be deemed to have represented and agreed that its purchase and holding of such common stock (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

PLAN OF DISTRIBUTION

General

Following the Redemption, Modiv OP plans to effect the distribution of the Distribution Shares to the holders of Class C units of Modiv OP, including Modiv, and Modiv plans to further distribute such Distribution Shares that it receives to holders of its common stock. The distribution of Distribution Shares by Modiv OP and the subsequent distribution of Distribution Shares by Modiv are collectively referred to herein as the “Distribution.” Modiv OP and Modiv have fixed the Record Date for the Distribution at January 17, 2024.

On December 29, 2023, the board of directors of Modiv authorized and Modiv declared a stock distribution on the Modiv common stock and the Modiv OP Class C units, at a rate of 0.28 shares of the Company’s common stock per share of Modiv common stock and per Class C unit of Modiv OP (the “Distribution Ratio”) outstanding as of 5:00 p.m., New York City time on the Record Date. Based on the Distribution Ratio and 7,706,297 shares of Modiv common stock and 1,641,726 Modiv OP Class C units, excluding Modiv OP Class C units owned by Modiv, outstanding as of January 5, 2024, Modiv will retain 177,151 shares for resale. The estimated distribution date for the Distribution is January 31, 2024 (the “Distribution Date”). For the treatment of fractional shares, see below under “Treatment of Fractional Shares.” Completion of the Distribution is subject to the satisfaction of the Redemption Conditions and consummation of the Redemption. Furthermore, it is within our discretion whether or not to consummate the Redemption. In addition, Modiv OP and/or Modiv may at any time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, subject to the terms and conditions of the Purchase Agreement. For a more detailed discussion, see “Background of the Portfolio Acquisition” and see below under “Conditions to the Distribution.”

The number of Distribution Shares included in this prospectus is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the Record Date due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the Distribution. Any net increase in the number of Distribution Shares included in this prospectus will result in a one-for-one share decrease in the number of shares of the Company’s common stock included in the Resale Prospectus. Any net decrease in the number of Distribution Shares included in this prospectus will result in a one-for-one share increase in the number of shares of the Company’s common stock included in the Resale Prospectus. In no event will the number of shares of the Company’s common stock included in this prospectus and the Resale Prospectus exceed 2,794,597 shares, in the aggregate.

When and How You Will Receive Our Shares

Following the Redemption, Modiv OP will distribute to its Class C unitholders, including Modiv, as a pro rata dividend, 0.28 shares of our common stock for every Class C unit of Modiv OP outstanding as of January 17, 2024, the Record Date for the Distribution. Modiv will then distribute to the holders of its common stock, as a pro rata dividend, 0.28 shares of our common stock for every share of common stock of Modiv outstanding as of the Record Date.

If you sell any of your Class C units of Modiv OP or any of your shares of Modiv common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Modiv OP Class C units or the shares of Modiv common stock that you sold. See “Trading Prior to the Distribution Date” for more information.

We are not asking holders of Modiv OP Class C units or holders of Modiv common stock to take any action in connection with the Distribution. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your Modiv OP Class C units or shares of Modiv common stock for shares of our common stock. The number of outstanding Class C units of Modiv OP and outstanding shares of Modiv common stock will not change as a result of the Distribution.

Treatment of Fractional Shares

Modiv OP and Modiv will not distribute any fractional shares of our common stock in connection with the Distribution. Instead, as to any such fractional shares, Modiv OP or Modiv, as the case may be, will round down to the nearest whole share and distribute only such whole shares in connection with the Distribution. No cash in lieu of fractional share interests will be distributed.

Trading Prior to the Distribution Date

If you sell any of your shares of Modiv common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the Modiv shares you sold. We anticipate that, on or shortly before the Record Date and continuing up to and including the Distribution Date, there will be two markets in Modiv common stock: a “regular-way” market and an “ex-dividend” market. Shares of Modiv common stock that trade on the “regular-way market” will trade with the entitlement to receive shares of our common stock in the Distribution. Shares that trade on the ex-dividend market will trade without the entitlement to receive shares of our common stock in the Distribution. Therefore, if you sell shares of Modiv common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution. If you hold shares of Modiv common stock on the Record Date and then decide to sell any shares of Modiv common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Modiv common stock with or without your entitlement to our common stock pursuant to the Distribution.

Conditions to the Distribution

We expect that the Distribution will be effective as soon as practicable after the satisfaction of the Redemption Conditions and completion of the Redemption, provided that Modiv OP and/or Modiv may at any time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, subject to the terms and conditions of the Purchase Agreement. For a more detailed discussion, see “Background of the Portfolio Acquisition.”

We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the securities being offered hereby, will be passed upon for us by Foley & Lardner LLP.

EXPERTS

The audited financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2022 have been so included in reliance on the reports of MaloneBailey LLP, independent registered public accountants, as stated in their reports incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 28, 2023;

•

Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May  12, 2023, for the quarter ended June 30, 2023, filed with the SEC on August  14, 2023, and for the quarter ended September 30, 2023, filed with the SEC on November 14, 2023;

•

Our Current Reports on Form 8-K filed with the SEC on January  4, 2023, February  9, 2023, February  15, 2023, April  10, 2023, June  2, 2023, July  26, 2023, August  14, 2023, September  8, 2023, September  13, 2023, October 4, 2023, November 9, 2023, November 16, 2023, and December 29, 2023 (other than documents or portions of those documents deemed to be furnished but not filed); and

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, from our Definitive Proxy Statement filed with the SEC on April 28, 2023; and

•

The description of our common stock, which is contained in the registration statement on Form 8-A filed with the SEC on August 30, 2021, including amendments or reports filed for the purpose of updating that description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Generation Income Properties, Inc., (813) 225-4122, 401 East Jackson Street, Suite 3300, Tampa, Florida 33602, Attention: Secretary.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made. Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any Current Report on Form 8-K that we file with the SEC, unless we specified in such report, is not incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-11 with the SEC for the Securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make statements in this prospectus as to the contents of our contracts, agreements or other documents, the statements are not necessarily complete and, where that contract, agreement or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the statement relates.

You can read our SEC filings, including the registration statement, free of charge on the SEC’s website, www.sec.gov.

We maintain a website at https://www.gipreit.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website to be part of this prospectus. We will provide each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide these reports or documents upon oral or written request to the Secretary at 401 East Jackson Street, Suite 3300, Tampa, Florida 33602 or by calling (813) 225-4122.

GENERATION INCOME PROPERTIES, INC.

2,617,446 SHARES OF COMMON STOCK

PROSPECTUS

, 2024

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The information in this prospectus is not complete and may be changed. We may not issue these shares of common stock until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these shares of common stock and it is not soliciting an offer to buy these shares of common stock in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 8, 2024

PRELIMINARY PROSPECTUS

GENERATION INCOME PROPERTIES, INC.

UP TO 177,151 SHARES OF COMMON STOCK

This prospectus relates to up to 177,151 shares of our common stock that may be sold from time to time by the selling shareholder named in this prospectus.

The selling shareholder may sell shares from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. The selling shareholder may offer shares to or through underwriters, dealers or other agents, directly to investors or through any other manner permitted by law, on a continued or delayed basis. We will bear all costs, expenses and fees in connection with the registration of the shares offered by this prospectus, and the selling shareholder will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses it incurs in sale of the shares. See “Plan of Distribution.”

The shares of our common stock offered by the selling shareholder are referred to herein as the “Resale Shares.” The Resale Shares consist of up to 177,151 of the 2,794,597 shares of our common stock issuable upon redemption of certain shares of our Series A Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), from the selling shareholder in a private placement transaction (the “Redemption”). The Redemption is at our option, subject to the satisfaction of conditions set forth in our Articles Supplementary for the Series A Preferred Stock. See “Background of the Portfolio Acquisition” for more information.

The Company is not selling any securities in this offering, and therefore will not receive any proceeds from the resale of the Resale Shares by the selling shareholder.

Our common stock is currently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “GIPR”. The closing price of our common stock on Nasdaq on January 5, 2024 was $3.98 per share.

By separate prospectus (the “Distribution Prospectus”), we have registered an aggregate of 2,617,446 shares of our common stock (the “Distribution Shares”) for distribution by Modiv Operating Partnership, L.P., a Delaware limited partnership (“Modiv OP”) to the holders of units of Modiv OP, including Modiv Inc., now known as Modiv Industrial, Inc. (“Modiv”), and the subsequent distribution by Modiv to the holders of its common stock. The number of Distribution Shares included in the Distribution Prospectus is based on the number of shares of Modiv common stock outstanding as of January 5, 2024, and remains subject to change until the record date for the distribution due to (i) possible increases in the number of outstanding shares of Modiv’s common stock resulting from Modiv’s sale of shares in its ongoing At-The-Market offering and (ii) decreases in the number of Distribution Shares as a result of rounding down for fractional shares that would otherwise be issued in the distribution. Any net increase in the number of Distribution Shares included in the Distribution Prospectus will result in a one-for-one share decrease in the number of shares of the Company’s common stock included in this prospectus. Any net decrease in the number of Distribution Shares included in the Distribution Prospectus will result in a one-for-one share increase in the number of shares of the Company’s common stock included in this prospectus. In no event will the number of shares of the Company’s common stock included in the Distribution Prospectus and this prospectus exceed 2,794,597 shares, in the aggregate. All references to the number of Distribution Shares included in the Distribution Prospectus and the number of shares included in this prospectus are therefore subject to adjustment pursuant to the foregoing.

Sales of the shares of our common stock registered in this prospectus and the Distribution Prospectus will result in two offerings taking place concurrently, which might affect price, demand, and liquidity of our common stock.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 7 of this prospectus and the documents that are incorporated by reference into this prospectus including our Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of certain risk factors you should consider before investing.

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and are subject to reduced public company reporting requirements. See “Jumpstart Our Business Startups Act” contained herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2024.

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[Alternate Page for Resale Prospectus]

THE OFFERING

Common Stock Offered by the Selling Shareholder:	Up to 177,151 shares.

Common Stock Outstanding:(1)	5,417,586 shares of our common stock assuming the issuance of 2,794,597 shares of our common stock in the Redemption.

Market for the Common Stock:	Our common stock currently trades on the Nasdaq Capital Market under the symbol “GIPR”.

Use of Proceeds:	The Company is not selling any securities in this offering, and therefore will not receive any proceeds from the resale of the Resale Shares.

Ownership and Transfer Restrictions:	In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our charter generally prohibits any person from actually, beneficially or constructively owning more than 9.8% in value or number, whichever is more restrictive, of the outstanding shares of our common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer.”

Risk Factors:	Investing in our securities involves risks. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 7 and in our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference herein, and other information included in, and incorporated by reference into, this prospectus before investing in our securities.

(1)	The number of shares of our common stock to be outstanding immediately after this offering is based on 2,622,989 shares of common stock outstanding as of January 5, 2024, and excludes as of such date:

•

249,850 warrants to purchase up to 249,850 shares of our common stock at a weighted average exercise price of $15.50 per share and 625,530 warrants exercisable for 625,530 shares of our common stock (or 62,553 shares of our common stock on a cashless-exercise basis);

•	269,986 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are outstanding as of January 5, 2024; and

•

897,017 shares of common stock that can be converted from limited partnership units of Generation Income Properties, L.P. that are issuable upon the optional conversion of preferred membership interests in certain of our subsidiaries outstanding as of January 5, 2024.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Resale Shares.

The selling shareholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Resale Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Resale Shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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[Alternate Page for Resale Prospectus]

SELLING SHAREHOLDERS

The Resale Shares being offered by the selling shareholder are issuable upon the Redemption. For additional information regarding the issuance of the Resale Shares pursuant to the Redemption, see the section of this prospectus entitled “Background of the Portfolio Acquisition.”

The selling shareholder may pursuant to this prospectus from time-to-time offer and sell any or all of the Resale Shares to be issued to the selling shareholder upon the Redemption. We do not know how long the selling shareholder will hold the Resale Shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling shareholder regarding the sale of any of the Resale Shares.

To our knowledge, neither the selling shareholder nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates, except as otherwise described in the section of this prospectus entitled “Background of the Portfolio Acquisition.” As used in this prospectus, the term “selling shareholder” includes the selling shareholder listed in the table below and any donees, pledgees, transferees, or other successors in interest selling Resale Shares received after the date of this prospectus from that selling shareholder as a gift, pledge or other non-sale related transfer.

The first column lists the Resale Shares issuable upon the Redemption that will be beneficially owned by the selling shareholder prior to this offering. The selling shareholder may sell all, some, or none of the Resale Shares it will beneficially own in this offering. See “Plan of Distribution.” The third column lists the Resale Shares being offered by this prospectus by the selling shareholder following the Redemption. We assume all the Resale Shares will be sold and that the selling shareholder shall not beneficially own any shares of our common stock following this offering.

Selling Shareholder	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before this Offering	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering
Modiv OP (1)	177,151	*	177,151	—	—

*	Less than 1%
(1)	Modiv, as the general partner of the selling shareholder, has voting and investment power over the reported securities.

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PLAN OF DISTRIBUTION

We are registering the Resale Shares to permit the resale of the Resale Shares by the selling shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the Resale Shares. We will pay all expenses (other than discounts, commissions, and transfer taxes, if any) relating to the registration of the Resale Shares in the registration statement of which this prospectus forms a part.

The selling shareholder may sell all or a portion of the Resale Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers, or agents. If the Resale Shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for any underwriter discounts or commissions and any applicable transfer taxes. The Resale Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	in transactions through broker-dealers that agree with the selling shareholder to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholder may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling shareholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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[Alternate Page for Resale Prospectus]

Up to 177,151 Shares

Common Stock

Generation Income Properties, Inc.

Prospectus

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or the sale of these securities.

, 2024

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$1,322.40
Legal fees and expenses	$75,000.00
Accounting fees and expenses	$11,200.00
Miscellaneous	$0.00

Total	$87,522.40

Item 32. Sales to Special Parties.

Not applicable.

Item 33. Recent Sales of Unregistered Securities

The Company has issued the following securities in the past three years that were not registered under the Securities Act:

•

On November 13, 2020, the Company raised $1,000,000 by issuing 50,000 Units with each Unit being comprised of one share of our common stock and one warrant to purchase one share of our common stock. Each Unit was sold for a price of $20.00 per Unit. The shares of our common stock and common warrants included in the Units, were offered together, but the securities included in the Units are issued separately.

•	On December 11, 2020, the board of directors granted 10,000 restricted shares to its four independent directors effective January 1, 2021, that will vest annually over 36 months.

•	On December 11, 2020, the board of directors granted 4,000 restricted shares to its three employees effective January 1, 2021, that will vest annually over 36 months.

•	On March 16, 2021, the Company issued 2,200 shares of stock to our former chief financial officer as compensation for services.

•	On September 12, 2022, the Company issued 200,000 shares of common stock in redemption of 60,000 common units in the Operating Partnership.

•

On August 10, 2023, the Company issued 2,400,000 shares of Series A Preferred Stock to Modiv OP, as a portion of the purchase price for a portfolio of eleven (11) retail properties and two (2) office properties (the “Portfolio”).

•

On August 10, 2023, a $12.0 million preferred equity investment by LC2-NNN Pref, LLC, a Florida limited liability company and affiliate of Loci Capital Partners was made into a special purpose subsidiary of the Operating Partnership named GIP VB SPE, LLC, a Delaware limited liability company, for cash to finance a portion of the purchase price paid for the Portfolio.

The issuance of the shares above was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 701 thereunder (solely with respect to the grant of restricted shares to officers and directors).

Item 34. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. Nevertheless, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any predecessor of our company, in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None.

Item 36. Financial Statements and Exhibits

(a) The financial statements set forth in the documents that are incorporated by reference as part of the prospectus included in this registration statement are set forth in the section of the prospectus entitled “Incorporation by Reference.”

(b) A list of exhibits filed with this registration statement on Form S-11 is set forth on the Exhibit Index and is incorporated herein by reference.

(c) The filing fee table is furnished as set forth on the Exhibit Index and is incorporated herein by reference.

Item 37. Undertakings

(a) The undersigned registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

The following exhibits are included in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

EXHIBIT NUMBER	DESCRIPTION

2.1*	Agreement of Purchase and Sale, dated August 10, 2023, among Modiv Inc., Generation Income Properties, Inc., Generation Income Properties, L.P., and each entity identified as a “Selling Entity” therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

2.2	First Amendment to Agreement of Purchase and Sale, dated December 28, 2023, among Modiv Industrial, Inc., Generation Income Properties, Inc., Generation Income Properties, L.P., and each entity identified as a “Selling Entity” therein (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed on December 29, 2023)

2.3

Tenant in Common Purchase Agreement, dated September 7, 2023 between GIPIL 525 S Perryville Rd, LLC and Sunnyridge MHP, LLC (incorporated by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K filed on September 13, 2023).

3.1	Articles of Amendment and Restatement of Generation Income Properties, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Form 1-A/A filed on January 28, 2016).

3.1.1	Articles of Amendment to Amended and Restated Articles of Incorporation. (incorporated by reference to Exhibit 2.1 to the Company’s Form 1-U filed on October 9, 2020).

3.1.2	Articles Supplementary for the Series A Redeemable Preferred Stock of Generation Income Properties, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed August 14, 2023).

3.2	Bylaws of Generation Income Properties, Inc. (incorporated by reference to Exhibit 2.2 of the Company’s Form 1-A filed on September 16, 2015)

4.1	Form of Stock Certificate (incorporated by reference to Exhibit 3.3 of the Company’s Form 1-A filed on September 16, 2015)

4.2	Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P. (incorporated by reference to Exhibit 6.2 of the Company’s Form 1-A POS filed on March 29, 2018)

4.2.1	First Amendment to Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P. (incorporated by reference from Exhibit 4.4 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.2.2	Second Amendment to Amended and Restated Agreement of Limited Partnership of Generation Income Properties, L.P. (incorporated by reference to Exhibit 4.5 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.2.3	Third Amendment to Amended and Restated Limited Partnership Agreement of Generation Income Properties, L.P., dated August 10, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

4.3	Common Stock Purchase Warrant, dated April 17, 2019. (incorporated by reference from Exhibit 4.6 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

4.4	Common Stock Purchase Warrant dated November 12, 2020 (incorporated by reference to Exhibit 4.7 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021).

4.5	Representative’s Warrant, dated September 8, 2021 (incorporated by reference from Exhibit 4.1 from Form 8-K filed on September 9, 2021)

4.6	Form of Investor Warrant (incorporated by reference to Exhibit 4.2 from the Company’s Form 8-K filed on September 9, 2021)

4.7	Warrant Agent Agreement, dated September 2, 2021 between the Company and VStock Transfer, LLC (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed on September 9, 2021)

5.1^	Legal Opinion of Foley & Lardner LLP

8.1^	Tax Matters Opinion of Foley & Lardner LLP

10.1+	Generation Income Properties, Inc. 2020 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.1 to Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.2+	Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.3+	Form of Officer Indemnification Agreement (incorporated by reference to Exhibit 10.21 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.4+	Form of Officer and Director Indemnification Agreement (incorporated by reference to Exhibit 10.22 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.5+	Form of Director and Officer Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.6+	Employment Agreement, dated January 24, 2022 (with term effective as of February 28, 2022), between Generation Income Properties, Inc. and Allison Davies (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed on January 27, 2022).

10.7	Note, Deed of Trust, Assignment of Leases and Rents, and Related Loan Documents Assignment, Assumption and Modification Agreement dated September 30, 2019 by and among Riverside Crossing, L.C., as original borrower, GIPVA 130 Corporate Blvd, LLC, as new borrower, Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union, and James B. Mears, as trustee (incorporated by reference to Exhibit 10.7 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.8	Commercial Loan Agreement dated September 30, 2019, between GIPVA 2510 Walmer Ave, LLC and Newport News Shipbuilding Employees; Credit Union, Inc. DBA BayPort Credit Union (incorporated by reference to Exhibit 10.8 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.9	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to Exhibit 10.12 of the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.10	Guaranty of Nonrecourse Carveout Liabilities and Obligations dated as of September 30, 2019 made by Generation Income Properties, L.P., Generation Income Properties, Inc. and David E. Sobelman in favor of Newport News Shipbuilding Employees’ Credit Union, Inc. DBA Bayport Credit Union (incorporated by reference to Exhibit 10.13 of the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.11	Loan Agreement dated as of February 11, 2020 by and among GIPFL 1300 S DALE MABRY, LLC, GIPDC 3707 14TH ST, LLC and GIPAL JV 15091 SW ALABAMA 20, LLC, as borrowers, and DBR Investments Co. Limited (incorporated by reference to Exhibit 10.26 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.12	Guaranty of Recourse Obligations dated as of February 11, 2020, made by David Sobelman and Generation Income Properties, L.P. for the benefit of DBR Investments Co. Limited (incorporated by reference to Exhibit 10.27 to the Company’s Amendment No. 1 to Registration Statement on Form S-11 filed on February 14, 2020).

10.13	Commitment for $25 Million Master Credit Facility with American Momentum Bank dated October 26, 2021 (incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed on October 27, 2021)

10.14	Contribution Agreement, dated October 11, 2021, between Generation Income Properties, L.P. and LMB Owenton I LLC (incorporated by reference to Exhibit 10.1 in the Company’s Form 8-K filed on January 20, 2022)

10.15	Tenants in Common Agreement dated August 2, 2021 between GIPIL 525 S Perryville RD, LLC and Sunny Ridge MHP, LLC (incorporated by reference to Exhibit 10.44 to the Company’s Amendment No. 9 to Registration Statement on Form S-11 filed on August 18, 2021).

10.16	Contribution and Subscription Agreement between the Company and Riverside Crossing, L.C. (incorporated by reference to Exhibit 10.28 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.16.1	Amendment to Contribution and Subscription Agreement with Riverside Crossing, L.C. (incorporated by reference to Exhibit 10.28.1 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.17	Contribution and Subscription Agreement between the Company and Greenwal, L.C. (incorporated by reference to Exhibit 10.29 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.17.1	Amendment No. 1 to Contribution and Subscription Agreement with Greenwal, L.C. (incorporated by reference to Exhibit 10.29.1 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.17.2	Amendment No. 2 to Contribution and Subscription Agreement with Greenwal, L.C. (incorporated by reference to Exhibit 10.29.2 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.18	Tax Protection Agreement between the Company and Riverside Crossing, L.C. dated September 30, 2019 (incorporated by reference to Exhibit 10.37 to the Company’s Amendment No. 6 to Registration Statement on Form S-11 filed on June 17, 2021).

10.19	Tax Protection Agreement between the Company and Greenwal, L.C. dated September 30, 2019. (incorporated by reference to Exhibit 10.38 to the Company’s Amendment No. 6 to Registration Statement on Form S-11 filed on June 17, 2021).

10.20	Contribution and Subscription Agreement, dated October 28, 2020, between Generation Income Properties, L.P. and GIP Fund 1, LLC (incorporated by reference to Exhibit 10.31 to the Company’s Amendment No. 5 to Registration Statement on Form S-11 filed on April 12, 2021)

10.21+	Form of Restricted Stock Award Agreement under 2020 Omnibus Incentive Plan (incorporated by reference from Exhibit 10.22 from the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022)

10.22	Purchase and Sale Agreement, dated October 28, 2021, between Generation Income Properties, LP and OREOF19 BR, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.23	First Amendment to Purchase and Sale Agreement, effective as of December 10, 2021, between Generation Income Properties, LP and OREOF19 BR, LLC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.24	Assignment and Assumption of Purchase and Sale Agreement, effective as of December 23, 2021, by and between Generation Income Properties, LP and GIPCO 585 24 1/2 ROAD, LLC (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.25	Lease Agreement, dated as of February 27, 2006, between OREOF19 BR, LLC, as landlord, and Best Buy Stores, L.P., as tenant, as amended by that certain first amendment to lease, dated May 19, 2021 (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.26	Guaranty, dated February 27, 2006, by Best Buy Co., Inc. in favor of OREOF BR, LLC (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.27	Purchase and Sale Agreement, dated October 27, 2021, between Generation Income Properties, LP and Elliott Bay Healthcare Realty, LLC (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.28	First Amendment to Purchase and Sale Agreement, dated December 10, 2021, between Generation Income Properties, LP and Elliott Bay Healthcare Realty, LLC (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.29	Assignment and Assumption of Purchase and Sale Agreement, effective as of December 23, 2021, by and between Generation Income Properties, LP and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.30	Second Amendment to Purchase and Sale Agreement, effective as of January 3, 2022, between Elliott Bay Healthcare Realty, LLC and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.31	Lease Agreement, dated as of January 24, 2006, between Elliott Bay Healthcare Realty, LLC, as landlord, and WSKC Dialysis Services, Inc., as tenant, as amended on August 16, 2016, and on November 13, 2020 (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.32	Assignment and Assumption of Lease, Security Deposit and Guaranty, dated January 7, 2022, by and between Elliott Bay Healthcare Realty, LLC and GIPIL 3134 W 76th Street, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.33	Promissory Note, dated December 28, 2021, issued by GIPCO 585 24 1/2 ROAD, LLC, as borrower, in favor of American Momentum Bank, as lender (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.34	Loan Agreement, dated December 28, 2021, by and between GIPCO 585 24 1/2 ROAD, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.13 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.35	Absolute Guaranty of Payment and Performance, dated December 28, 2021, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.36	Promissory Note, dated January 7, 2022, issued by GIPIL 3134 W 76th Street, LLC, as borrower, in favor of American Momentum Bank, as lender (incorporated by reference to Exhibit 10.37 to the Company’s Post-Effective Amendment No. 2 to Form S-11 filed on November 29, 2022).

10.37	Loan Agreement, dated January 7, 2022, by and between GIPIL 3134 W 76th Street, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022).

10.38	Absolute Guaranty of Payment and Performance, dated December 23, 2021, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed on May 16, 2022 ).

10.39	Loan Agreement, dated April 1, 2022, by and among GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as the borrowers, David Sobelman, as guarantor, and Valley National Bank, as lender (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.40	Guaranty of Payment, dated April 1, 2022 by David Sobelman, individually, as guarantor, to Valley National Bank, as lender (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.41	Multi-State Fee and Leasehold Mortgage and Security Agreement, dated April 1, 2022, made by among GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as mortgagor(s), and Valley National Bank, as mortgagee (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.42	Promissory Note, dated April 1, 2022, issued by GIPAZ 199 N Pantano Road, LLC, GIPCO 585 24 0.5 Road, LLC, GIPFL 702 Tillman Place, LLC, GIPFL 10002 N Dale Mabry, LLC, GIPNC 201 Etheridge Road, LLC, and GIPIL 3134 W 76TH Street LLC, as borrowers, in favor of Valley National Bank, as lender (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.43	Loan Agreement, dated April 1, 2022, by and among GIPIL 525 S Perryville Rd, LLC, and Sunny Ridge MHP LLC, as borrowers, David Sobelman, individually and as President of Generation Income Properties, Inc., the General Partner of Generation Income Properties, L.P., as guarantor, and Valley National Bank, as lender (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.44	Guaranty of Payment, dated April 1, 2022, by David Sobelman, individually and David Sobelman, as President of Generation Income Properties, Inc., the General Partner of Generation Income Properties, L.P., as guarantor, to Valley National Bank, as lender (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.45	Mortgage and Security Agreement, dated April 1, 2022, by GIPIL 525 Perryville Rd LLC, and Sunny Ridge MHP LLC, as mortgagors, and Valley National Bank, as mortgagee (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.46	Promissory Note, dated April 1, 2022, issued by GIPIL 525 S Perryville Rd, LLC and Sunny Ridge MHP LLC, as borrowers, in favor of Valley National Bank, as lender (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed April 7, 2022).

10.47	Commitment for $50 Million Master Credit Commitment with American Momentum Bank dated May 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on May 12, 2022).

10.48	Purchase and Sale Agreement, dated January 19, 2022, between Generation Income Properties, LP and NSHE Bassett, LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on May 23, 2022).

10.49	Assignment and Assumption of Purchase and Sale Agreement, effective as of February 23, 2022, by and between Generation Income Properties, LP and GIPAZ 199 North Pantano Road, LLC (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K/A filed on May 23, 2022).

10.50	Lease Agreement, dated as of January 30, 2003, between Continental 34 Fund Limited Partnership, as landlord, and Kohl’s Department Stores, Inc., as tenant, as amended by that certain first amendment to lease, dated June 10, 2003, as amended by that certain second amendment to lease, dated February 6, 2020 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K/A filed on May 23, 2022).

10.51	Land Lease Agreement, dated as of January 30, 2003, between October 23rd Group LLC., as landlord, and NSHE Bassett, LLC., as tenant (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K/A filed on May 23, 2022).

10.52	Assignment and Assumption of Underlying Lease and Security Deposit, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K/A filed on May 23, 2022).

10.53	Assignment and Assumption of Lease, Security Deposit and Guaranty, dated March 9, 2022, by and between NSHE Bassett, LLC and GIPAZ 199 North Pantano Road, LLC. Guaranty, dated January 30, 2003, by Kohl’s Corporation in favor of NSHE Bassett, LLC (incorporated by reference to Exhibit 10.6 of the Company’s Form 8-K/A filed on May 23, 2022).

10.54	Promissory Note, dated March 9, 2022, issued by GIPAZ 199 North Pantano Road, LLC, as borrower, in favor of American Momentum Bank, as lender (incorporated by reference to Exhibit 10.7 of the Company’s Form 8-K/A filed on May 23, 2022).

10.55	Loan Agreement, dated March 9, 2022, by and between GIPAZ 199 North Pantano Road, LLC and American Momentum Bank (incorporated by reference to Exhibit 10.8 of the Company’s Form 8-K/A filed on May 23, 2022).

10.56	Absolute Guaranty of Payment and Performance, dated March 9, 2022, by David Sobelman and Generation Income Properties, LP in favor of American Momentum Bank (incorporated by reference to Exhibit 10.9 of the Company’s Form 8-K/A filed on May 23, 2022).

10.57+	First Amended and Restated Employment Agreement, dated June 23, 2022, between the Company and David Sobelman (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 27, 2022).

10.59	Revised Commitment Letter, dated September 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on September 14, 2022).

10.60	Redemption Agreement dated as of August 9, 2022 among the Company, Generation Income Properties, L.P. and Thomas Robinson (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q filed on August 15, 2022).

10.61	Promissory Note dated October 14, 2022 between Generation Income Properties, L.P. and Brown Family Enterprises LLC (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on October 18, 2022).

10.62	Security Agreement dated October 14, 2022 between Generation Income Properties, L.P. and Brown Family Enterprises (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on October 18, 2022).

10.63	First Amended and Restated Employment Agreement, dated June 23 2022, between Generation Income Properties, Inc. and David Sobelman (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K/A filed on January 4, 2023).

10.64	Second Amended and Restated Limited Liability Company Agreement of GIPVA 130 Corporate Blvd, LLC, dated February 8, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on February 9, 2023).

10.65	Unit Purchase Agreement, GIPVA 130 Corporate Blvd, LLC and Brown Family Enterprises, dated February 8, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on February 9, 2023).

10.66	Second Amended and Restated Limited Liability Company Agreement of GIPVA 2510 Walmer Ave, LLC, dated February 8, 2023 (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K filed on February 9, 2023).

10.67	Unit Purchase Agreement, GIPVA 2510 Walmer Ave, LLC and Brown Family Enterprises, dated February 8, 2023 (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K filed on February 9, 2023).

10.68	Unit Issuance Agreement and Amendment to Contribution and Subscription Agreement, Generation Income Properties, L.P., and LMB Owenton I LLC, dated February 7, 2023 (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K filed on February 9, 2023).

10.69	Amended and Restated Secured Promissory Note dated July 21, 2023 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on July 26, 2023).

10.70	Amended and Restated Security Agreement dated July 21, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on July 26, 2023).

10.71	Registration Rights Agreement, dated August 10, 2023 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.72*	Loan Agreement, dated August 10, 2023, between GIP13, LLC and Valley National Bank (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.73	Promissory Note, dated August 10, 2023, payable by GIP13, LLC to Valley National Bank (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.74*	Amended and Restated Liability Company Agreement of GIP VB SPE, LLC, dated August 10, 2023, between Generation Income Properties, L.P. and LC2-NNN Pref, LLC (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.75*	Agreement Providing Representations and Warranties, dated August 10, 2023, between Generation Income Properties, L.P. and LC2-NNN Pref, LLC (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.76	Redemption Agreement with Brown Family Enterprises, LLC dated August 8, 2023 for GIPNC 201 Etheridge Road, LLC (incorporated by reference to Exhibit 10.7 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.77	Redemption Agreement with Richard N. Hornstrom dated August 8, 2023 for GIPIL 525 S Perryville Rd, LLC (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.78	Redemption Agreement with Richard N. Hornstrom dated August 8, 2023 for GIPFL 702 Tillman Place, LLC (incorporated by reference to Exhibit 10.9 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.79	Redemption Agreement with Stephen J. Brown dated August 8, 2023 for GIPFL 702 Tillman Place, LLC (incorporated by reference to Exhibit 10.10 of the Company’s Current Report on Form 8-K filed on August 14, 2023).

10.80**	Office Lease Agreement, dated November 14, 2002, between BRWHP Properties, LLP and X-nth, Inc., as amended.

10.81**	Lease, dated October 1, 2013, between Flamingo Cay, LLC, and San Antonio Early Childhood Education Municipal Development Corporation, as amended, as assigned and assumed by Rich Uncles Real Estate Investment Trust I on April 8, 2016.

10.82+	Separation and Release Agreement, dated October 3, 2023, between Generation Income Properties, Inc. and Allison Davies (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 4, 2023).

21.1**	List of Subsidiaries

23.1^	Consent of MaloneBailey, LLP

23.2^	Consent of Foley & Lardner LLP (included in Exhibits 5.1 and 8.1)

24.1**	Powers of Attorney (included on the signature page of this Registration Statement)

107**	Filing Fee Table.

*

Certain exhibits and schedules to this exhibit have been omitted pursuant to Item 601(a)(5) and/or Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

**	Previously filed.
^	Filed herewith.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 8th day of January, 2024.

Generation Income Properties, Inc.

By:	/s/ David Sobelman
David Sobelman President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	CAPACITY	DATE

/s/ David Sobelman		January 8, 2024
David Sobelman	President and Chief Executive Officer (Principal Executive Officer) and Chairman of the Board

/s/ Ron Cook		January 8, 2024
Ron Cook	Chief Financial Officer (Principal Financial and Accounting Officer)

*		January 8, 2024
Benjamin Adams	Director

*		January 8, 2024
Gena Cheng	Director

*		January 8, 2024
Stuart Eisenberg	Director

*		January 8, 2024
Betsy Peck	Director

*		January 8, 2024
Patrick Quilty	Director

*By:	/s/ David Sobelman
David Sobelman, Attorney-in-Fact